Exhibit 10.1

Published CUSIP Numbers:
Deal: 58514UAA8
Revolver: 58514UAB6
Term: 58514UAC4
CREDIT AGREEMENT
Dated as of August 29, 2019
among
THE MEET GROUP, INC.,
as the Company,
CERTAIN FOREIGN SUBSIDIARIES OF THE COMPANY PARTY HERETO,
as the Designated Borrowers,
THE DOMESTIC SUBSIDIARIES OF THE COMPANY PARTY HERETO,
as the Guarantors,
BANK OF AMERICA, N.A.,
as the Administrative Agent, the Swingline Lender and the L/C Issuer,
and
THE LENDERS PARTY HERETO
BOFA SECURITIES, INC.
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

Exhibit 10.1

i

Exhibit 10.1

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		86
4.01	Conditions of Initial Credit Extension	86
4.02	Conditions to all Credit Extensions	89

ARTICLE V REPRESENTATIONS AND WARRANTIES		90
5.01	Organization; Powers	90
5.02	Authorization; Enforceability	90
5.03	Governmental Approvals; No Conflicts	90
5.04	Financial Condition; No Material Adverse Change	91
5.05	Properties, Etc	91
5.06	Litigation and Environmental Matters	91
5.07	Compliance with Laws and Agreements; No Default	92
5.08	Investment Company Status	92
5.09	Taxes	92
5.10	ERISA	92
5.11	Disclosure	92
5.12	Material Agreements	93
5.13	Solvency	93
5.14	Insurance	93
5.15	Capitalization and Subsidiaries	93
5.16	Security Interest in Collateral	94
5.17	Employment Matters	94
5.18	Federal Reserve Regulations	94
5.19	Use of Proceeds	94
5.20	No Burdensome Restrictions	94
5.21	Sanctions Concerns and Anti-Corruption Laws	94
5.22	EEA Financial Institutions	95
5.23	Designation as Senior Indebtedness	95
5.24	Designated Borrowers	95

ARTICLE VI AFFIRMATIVE COVENANTS		96
6.01	Financial Statements and Other Information	96
6.02	Notices of Material Events	99
6.03	Existence; Conduct of Business	99
6.04	Payment of Obligations	100
6.05	Maintenance of Properties	100
6.06	Books and Records; Inspection Rights	100
6.07	Compliance with Laws and Material Contractual Obligations	100
6.08	Use of Proceeds	100
6.09	Accuracy of Information	100
6.10	Insurance	101
6.11	Casualty and Condemnation	101
6.12	Covenant to Guarantee Obligations	101
6.13	Covenant to Give Security	101

Exhibit 10.1

6.14	Further Assurances	102
6.15	Principal Depository Bank	102
6.16	Sanctions; Anti-Corruption Laws	103
6.17	Post-Closing Covenants	103

ARTICLE VII NEGATIVE COVENANTS		103
7.01	Indebtedness	103
7.02	Liens	105
7.03	Fundamental Changes	106
7.04	Investments	107
7.05	Dispositions	108
7.06	Sale and Leaseback Transactions	108
7.07	Swap Contracts	108
7.08	Restricted Payments; Certain Payments of Indebtedness	108
7.09	Transactions with Affiliates	109
7.10	Restrictive Agreements	110
7.11	Financial Covenants	110
7.12	Use of Proceeds	110
7.13	Amendment of Material Documents	111
7.14	Sanctions	111
7.15	Anti-Corruption Laws	111

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		111
8.01	Events of Default	111
8.02	Remedies upon Event of Default	114
8.03	Application of Funds	114

ARTICLE IX ADMINISTRATIVE AGENT		116
9.01	Appointment and Authority	116
9.02	Rights as a Lender	117
9.03	Exculpatory Provisions	117
9.04	Reliance by Administrative Agent	118
9.05	Delegation of Duties	119
9.06	Resignation of Administrative Agent	119
9.07	Non-Reliance on Administrative Agent and Other Lenders	120
9.08	No Other Duties, Etc	121
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	121
9.10	Collateral and Guaranty Matters	122
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	123
9.12	ERISA Matters	123
9.13	German Security Property	124

ARTICLE X CONTINUING GUARANTY		125
10.01	Guaranty	125
10.02	Rights of Lenders	126

Exhibit 10.1

10.03	Certain Waivers	126
10.04	Obligations Independent	126
10.05	Subrogation	127
10.06	Termination; Reinstatement	127
10.07	Stay of Acceleration	127
10.08	Condition of Borrowers	127
10.09	Appointment of Company	127
10.10	Right of Contribution	128
10.11	Keepwell	128

ARTICLE XI MISCELLANEOUS		128
11.01	Amendments, Etc	128
11.02	Notices; Effectiveness; Electronic Communications	130
11.03	No Waiver; Cumulative Remedies; Enforcement	132
11.04	Expenses; Indemnity; Damage Waiver	133
11.05	Payments Set Aside	135
11.06	Successors and Assigns	135
11.07	Treatment of Certain Information; Confidentiality	140
11.08	Right of Setoff	141
11.09	Interest Rate Limitation	141
11.10	Counterparts; Integration; Effectiveness	142
11.11	Survival of Representations and Warranties	142
11.12	Severability	142
11.13	Replacement of Lenders	143
11.14	Governing Law; Jurisdiction; Etc	144
11.15	Waiver of Jury Trial	145
11.16	Subordination	145
11.17	No Advisory or Fiduciary Responsibility	145
11.18	Electronic Execution; Electronic Records	146
11.19	USA PATRIOT Act Notice	146
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	147
11.21	Judgment Currency	147
11.22	Acknowledgement Regarding Any Supported QFC	148
11.23	Limitation on Liability of Designated Borrowers	148
11.24	Parallel Debt	148
11.25	ENTIRE AGREEMENT	149

Exhibit 10.1

SCHEDULES
Schedule 1.01(a)        Administrative Agent’s Office; Certain Addresses for Notices
Schedule 1.01(b)        Commitments and Applicable Percentages
Schedule 5.05(a)        Real Properties
Schedule 5.05(b)        Intellectual Property
Schedule 5.05(c)        Deposit Accounts and Securities Accounts
Schedule 5.06(b)        Environmental Matters
Schedule 5.09            Taxes
Schedule 5.14            Insurance
Schedule 5.15            Capitalization and Subsidiaries; Loan Parties
Schedule 7.01            Existing Indebtedness
Schedule 7.02            Existing Liens
Schedule 7.04            Existing Investments
Schedule 7.10            Existing Restrictive Agreements
EXHIBITS
Exhibit A            Form of Assignment and Assumption
Exhibit B            Form of Compliance Certificate
Exhibit C            Form of Designated Borrower Request and Assumption Agreement
Exhibit D            Form of Designated Borrower Notice
Exhibit E            Form of Joinder Agreement
Exhibit F            Form of Loan Notice
Exhibit G            Form of Notice of Loan Prepayment
Exhibit H            Form of Secured Party Designation Notice
Exhibit I            Form of Solvency Certificate
Exhibit J            Form of Swingline Loan Notice
Exhibit K            Form of Note
Exhibit L            Forms of U.S. Tax Compliance Certificates

v

Exhibit 10.1

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of August 29, 2019, among THE MEET GROUP, INC., a Delaware corporation (the “Company”), the Foreign Subsidiaries of the Company party hereto pursuant to Section 2.16 (each, a “Designated Borrower” and collectively, the “Designated Borrowers”; the Designated Borrowers, together with the Company, each a “Borrower” and collectively, the “Borrowers”), the Guarantors, the Lenders, and BANK OF AMERICA, N.A., as the Administrative Agent, the Swingline Lender and the L/C Issuer.
PRELIMINARY STATEMENTS:
WHEREAS, the Loan Parties have requested that the Lenders, the Swingline Lender and the L/C Issuer make loans and other financial accommodations to the Loan Parties and their Subsidiaries as set forth herein; and
WHEREAS, the Lenders, the Swingline Lender and the L/C Issuer have agreed to make such loans and other financial accommodations to the Loan Parties and their Subsidiaries, on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Person (a) acquires any going business of another Person, or all or substantially all of the assets of another Person (or all or substantially all of the assets of a division, line of business or business unit of another Person), in each case, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires at least a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest.
“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by any Loan Party or any Subsidiary in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, deferred purchase price, Earn Out Obligations and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person. For purposes of determining the aggregate consideration paid for any Permitted Acquisition, the amount of any Earn Out Obligations shall be deemed

Exhibit 10.1

to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Permitted Acquisition.
“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“Adjustment” has the meaning specified in Section 3.03(c).
“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.
“Agreement Currency” has the meaning specified in Section 11.21.
“Alternative Currency” means each of the following currencies: Euros and Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.09; provided, that, for each Alternative Currency, such requested currency is an Eligible Currency.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that, if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the L/C Issuer, as the case may be, using any reasonable method of determination the Administrative Agent or the L/C Issuer, as applicable,

Exhibit 10.1

may deem appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $5,000,000, and (b) the amount of the Revolving Facility. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Facility.
“Applicable Designated Borrower Documents” has the meaning specified in Section 5.24.
“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time, and (ii) thereafter, the outstanding principal amount of such Term A Lender’s Term A Loan at such time, (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15, and (c) in respect of an Incremental Term Facility, with respect to any Incremental Term Lender under such Incremental Term Facility at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Facility represented by the outstanding principal amount of such Incremental Term Lender’s Incremental Term Loan issued under such Incremental Term Facility at such time. If the Revolving Commitments of all of the Revolving Lenders to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments and to any Revolving Lender’s status as a Defaulting Lender at such time. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 1.01(b), in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in such other documentation pursuant to which such Lender becomes a party thereto, as applicable.
“Applicable Rate” means (a) with respect to the Incremental Term Loans made under any Incremental Term Facility, the percentage(s) per annum set forth in the Incremental Term Facility Agreement entered into in connection with such Incremental Term Facility, and (b) with respect to the Term A Loans, the Revolving Loans, the Swingline Loans, the Letter of Credit Fee and the Commitment Fee, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Pricing Tier	Consolidated Total Leverage Ratio	Commitment Fee	Letter of Credit Fee	Swingline Loans	Eurocurrency Rate Loans	Base Rate Loans
I	> 2.00 to 1.0	0.40%	3.00%	2.00%	3.00%	2.00%
II	< 2.00 to 1.0 but > 1.50 to 1.0	0.35%	2.50%	1.50%	2.50%	1.50%
III	< 1.50 to 1.0 but > 1.00 to 1.0	0.30%	2.25%	1.25%	2.25%	1.25%
IV	< 1.00 to 1.0	0.25%	1.75%	0.75%	1.75%	0.75%

Exhibit 10.1

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, that, if a Compliance Certificate is not delivered when due in accordance with Section 6.01(c), then, upon the request of the Required Lenders, Pricing Tier I shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first (1st) Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Total Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c) for the fiscal quarter ending September 30, 2019 shall be determined based upon Pricing Tier IV. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning specified in Section 2.16.
“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer, and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders, and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender, and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of (a) BofA Securities, in its capacity as a joint lead arranger and a joint bookrunner, and (b) JPMorgan Chase Bank, N.A., in its capacity as a joint lead arranger and a joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited Consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2018, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(ii).

Exhibit 10.1

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Facility Maturity Date, (b) the date of termination of the Revolving Facility pursuant to Section 2.06, and (c) the date of termination of the Revolving Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%; provided, that, if the Base Rate shall be less than zero (0), such rate shall be deemed zero (0) for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate. All Base Rate Loans are only available to the Company and only for Loans that are denominated in Dollars.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

Exhibit 10.1

“BofA Securities” means BofA Securities, Inc.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.01.
“Borrowing” means a Revolving Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in Section 7.10(a) or Section 7.10(b).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, (a) if such day relates to interest at a rate based on the Eurocurrency Rate with respect to a LIBOR Quoted Currency (other than Euros), means any such day that is also a London Banking Day, (b) if such day relates to any interest rate based on the Eurocurrency Rate with respect to a Non-LIBOR Quoted Currency, means any such day that is also open for banks for foreign exchange business in the principal financial center of the country of such currency, and (c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Capital Expenditures” means, without duplication, with respect to any Person for any period, any expenditure or commitment to expend money by such Person for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or a financing lease.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer, the Swingline Lender or the Lenders, as collateral for L/C Obligations, the Obligations in respect of Swingline Loans or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations or Swingline Loans (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the L/C Issuer, and/or (c) if the Administrative Agent and the L/C Issuer or the Swingline Lender (as applicable) shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

Exhibit 10.1

“Cash Management Bank” means any Person, in its capacity as a party to a Cash Management Agreement, that (a) at the time it enters into a Cash Management Agreement with a Loan Party or a Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or a Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, that, for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Company entitled to vote for members of the Board of Directors of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b)    during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i) who were members of the Board of Directors on the first day of such period, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors, or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors; or
(c)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) acquires, directly or indirectly, Control of the Company; or

Exhibit 10.1

(d)    with respect to each Subsidiary of the Company, the Company shall cease to own, free and clear of all Liens or other encumbrances, directly or indirectly, at least ninety percent (90%) of the Equity Interests of such Subsidiary entitled to vote for members of the Board of Directors of such Subsidiary on a fully-diluted basis.
“Closing Date” means August 29, 2019.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means a collective reference to all personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents; provided, that, “Collateral” shall not include any Excluded Property.
“Collateral Account” has the meaning specified in Section 2.03(q)(i).
“Collateral Documents” means, collectively, the Security Agreement, the German Share Pledge Agreement, each Joinder Agreement, each Qualifying Control Agreement, each of the mortgages, collateral assignments, landlord waivers, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties.
“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require.
“Commitment Fee” has the meaning specified in Section 2.09(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of the Company and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated Capital Expenditures” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, all Capital Expenditures for such period.
“Consolidated Cash Taxes” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash for such period.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the total of: (a) Consolidated Net Income for such period; plus (b) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income (or, in the case of amounts

Exhibit 10.1

pursuant to clause (b)(viii) below, to the extent not already included in such Consolidated Net Income): (i) Consolidated Interest Charges for such period; (ii) income tax expense for such period; (iii) depreciation and amortization expense for such period; (iv)(A) unusual and infrequent non-cash expenses or non-cash losses for such period, and (B) non-recurring non-cash expenses or non-cash losses for such period; (v) any non-cash expenses or losses for such period (including any non-cash stock based compensation expense for such period, but excluding any non-cash expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) which do not represent a cash item in such period or any future period; (vi) non-recurring fees, costs and out-of-pocket expenses for such period incurred in connection with (A) the negotiation, execution and delivery of the Loan Documents and any amendments or modifications thereof, (B) any Permitted Acquisition, and (C) any secondary or follow-on issuance by the Company of its Equity Interests; provided, that, the aggregate amount added back pursuant to this clause (b)(vi), when taken together with the aggregate amounts added back pursuant to clauses (b)(vii) and (b)(viii) below, shall not exceed ten percent (10%) of Consolidated EBITDA for such period (calculated without giving effect to the add backs permitted pursuant to this clause (b)(vi) or clauses (b)(vii) and (b)(viii) below); (vii) the amount of any reasonable, non-recurring restructuring costs, integration costs, severance costs or any other business optimization costs or expenses for such period to the extent such costs and expenses are factually supportable; provided, that, the aggregate amount added back pursuant to this clause (b)(vii), when taken together with the aggregate amounts added back pursuant to clause (b)(vi) above and clause (b)(viii) below, shall not exceed ten percent (10%) of Consolidated EBITDA for such period (calculated without giving effect to the add backs permitted pursuant to this clause (b)(vii) or clause (b)(vi) above and clause (b)(viii) below); and (viii) the amount of “run rate” synergies and cost savings related to any Permitted Acquisition that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company), in each case, within twelve (12) months after such Permitted Acquisition, net of the amount of actual benefits realized during such period from such actions; provided, that, the aggregate amount added back pursuant to this clause (b)(viii), when taken together with the aggregate amounts added back pursuant to clauses (b)(vi) and (b)(vii) above, shall not exceed ten percent (10%) of Consolidated EBITDA for such period (calculated without giving effect to the add backs permitted pursuant to this clause (b)(viii) or clauses (b)(vi) and (b)(vii) above); minus (c) the following, without duplication to the extent included in calculating such Consolidated Net Income: (i) all non-cash income or gains for such period; and (ii) all unusual and infrequent gains for such period.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) Consolidated EBITDA for the Measurement Period most recently completed on or prior to such date, minus (ii) Unfinanced Consolidated Capital Expenditures for such period, minus (iii) Consolidated Cash Taxes for such period, minus (iv) the aggregate amount of all Designated Restricted Payments made in such period, to (b) the sum of (i) the current portion of long-term Consolidated Funded Indebtedness as of such date, determined in accordance with GAAP, plus (ii) Consolidated Interest Charges for the Measurement Period most recently completed on or prior to such date, to the extent paid in cash.
“Consolidated Funded Indebtedness” means Funded Indebtedness of the Company and its Subsidiaries on a Consolidated basis.
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case with respect to such period to the extent treated as interest in accordance with GAAP, plus (b) all interest paid or payable with respect to discontinued operations for such

Exhibit 10.1

period, plus (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP for such period.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP; provided, that, Consolidated Net Income shall exclude (a) unusual and infrequent gains and unusual and infrequent losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Company’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Company as described in clause (b) of this proviso).
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date, to (b) Consolidated EBITDA for the Measurement Period most recently completed on or prior to such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 11.22.
“Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.
“Debt Issuance” means the issuance by the Company or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.01.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus

Exhibit 10.1

the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.
“Designated Borrower” and “Designated Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Designated Borrower Notice” means a notice substantially in the form of Exhibit D attached hereto.
“Designated Borrower Request and Assumption Agreement” means an agreement substantially in the form of Exhibit C attached hereto.

Exhibit 10.1

“Designated Borrower Requirements” has the meaning specified in Section 2.16(a).
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Designated Lender” has the meaning set forth in Section 2.17.
“Designated Restricted Payment” means any Restricted Payment made by the Company or any of its Subsidiaries in reliance on Section 7.08(a)(i) (to the extent made to any Person other than the Company or any Subsidiary) or Section 7.08(a)(iii); provided, that, the defined term “Designated Restricted Payment” shall not include any Restricted Payment made with cash from the balance sheet of the Company in any Measurement Period for which the Company has delivered a Compliance Certificate pursuant to Section 6.01(c) certifying that the Consolidated Total Leverage Ratio as of the end of such Measurement Period is less than 1.00 to 1.0 (whether or not the Consolidated Total Leverage Ratio for any subsequent Measurement Period for which the Company has delivered a Compliance Certificate pursuant to Section 6.01(c) is equal to or greater than 1.00 to 1.0).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property (including the Equity Interests in any Subsidiary) by the Company or any Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding: (a) any Involuntary Disposition; (b) any sale, transfer, license, lease or other disposition of inventory in the ordinary course of business; (c) the sale, transfer, license, lease or other disposition in the ordinary course of business of used, surplus, obsolete or worn out property no longer used or useful in the conduct of business of the Company and its Subsidiaries; (d) sales, transfers and dispositions of accounts (excluding sales, transfers and dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof; (e) leases or subleases of real property entered into in the ordinary course of business to the extent not materially interfering with the business of the Company and its Subsidiaries; (f) the sale, transfer, license, lease or other disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such sale, transfer, license, lease or other disposition of property are promptly applied to the purchase price of such replacement property; (g) any sale, transfer, license, lease or other disposition of property to the Company or any of its Subsidiaries; provided, that, (i) if the transferor of such property is a Domestic Loan Party, (A) the transferee thereof must be a Domestic Loan Party, or (B) to the extent such transaction constitutes an Investment, such transaction is permitted pursuant to Section 7.04 (without reference to this definition or Section 7.05 (or any subclause thereof)), and (ii) if the transferor of such property is a Designated Borrower, (A) the transferee thereof must be a Loan Party, or (B) to the extent such transaction constitutes an Investment, such transaction is permitted pursuant to Section 7.04 (without reference to this definition or Section 7.05 (or any subclause thereof)); and (h) sales, transfers an dispositions of cash and Permitted Investments.
“Disqualifying Event” has the meaning specified in the definition of “Eligible Currency.”
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source

Exhibit 10.1

for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable using any method of determination it deems appropriate in its sole discretion), and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“Domestic Loan Party” means any Loan Party that is organized under the laws of any political subdivision of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Company or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Consolidated Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assets” means property (other than current assets) that is used or useful in a Permitted Business.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Revolving Lenders or the L/C Issuer, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the Closing Date (or, if applicable, after the designation by the Revolving Lenders or the L/C Issuer, as applicable, of any currency as an Alternative Currency), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Revolving Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency)

Exhibit 10.1

or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent with respect to such currency no longer being readily calculable, (c) the provision of such currency being impracticable for the Revolving Lenders or the L/C Issuer, as applicable, or (d) such currency being a currency in which the Revolving Lenders or the L/C Issuer, as applicable, are no longer willing to make Credit Extensions (the events described in each of clause (a), (b), (c) and (d) above, a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Revolving Lenders and the Company of such Disqualifying Event, and such currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) with respect to such currency no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Company shall (or shall cause the applicable Designated Borrower to) repay all Revolving Loans in such currency to which the Disqualifying Event applies, or convert such Revolving Loans into the Dollar Equivalent of Revolving Loans in Dollars, subject to the other terms contained herein.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Issuance” means any issuance by the Company to any Person of its Equity Interests, other than (a) any issuance of Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to Equity Interests, and (d) any issuance as consideration for a Permitted Acquisition. The term “Equity Issuance” shall not be deemed to include any Disposition or any Debt Issuance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

Exhibit 10.1

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate, or (i) a failure by the Company or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” means the single currency of the Participating Member States.
“Eurocurrency Rate” means:
(a)    for any Interest Period, with respect to any Credit Extension:
(i)    denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period; and
(ii)    denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Revolving Lenders pursuant to Section 1.09; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;
provided, that: (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably

Exhibit 10.1

determined by the Administrative Agent; and (ii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurocurrency Rate Loan” means a Revolving Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Revolving Loans denominated in an Alternative Currency or made to a Designated Borrower must be Eurocurrency Rate Loans.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Account” means (a) any zero balance account, (b) any withholding tax, trust, escrow, payroll and other fiduciary account, and (c) any petty cash account (provided, that, the aggregate amount on deposit in all petty cash accounts excluded pursuant to this clause (c) shall not exceed $500,000).
“Excluded Property” means, (a) with respect to any Domestic Loan Party: (i) any owned or leased real property of such Domestic Loan Party; (ii) unless requested by the Administrative Agent, any personal property (including motor vehicles) of such Domestic Loan Party in respect of which perfection of a Lien is not either (A) governed by the UCC, or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office; (iii) the Equity Interests of any Foreign Subsidiary owned by such Domestic Loan Party to the extent not required to be pledged to secure the Secured Obligations pursuant to Section 6.13(a); (iv) any property of such Domestic Loan Party which, subject to the terms of Section 7.10, is subject to a Lien of the type described in Section 7.02(d) pursuant to documents that prohibit such Domestic Loan Party from granting any other Liens in such property; (v) any general intangible, permit, lease, license, contract or other instrument of such Domestic Loan Party to the extent the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Domestic Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (A) any such limitation described in the foregoing clause (v) on the security interests granted pursuant to the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the UCC or other applicable Law (including Debtor Relief Laws) or principles of equity, and (B) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral; (vi) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) of such Domestic Loan Party filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; and (vii) assets of such Domestic Loan Party as to which the Administrative Agent and the Company agree in writing that the cost or other consequences of obtaining a security interest therein or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom; and (b) with respect to any Designated Borrower, all assets of such Designated Borrower.

Exhibit 10.1

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.13), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Designated Borrower to any Lender hereunder or under any other Loan Document; provided, that, such Lender shall have complied with Section 3.01(f).
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 18, 2017, by and among the Borrower, the other loan parties party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.
“Facility” means a Term Facility or the Revolving Facility, as the context may require.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any

Exhibit 10.1

current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the fee letter agreement, dated July 31, 2019, among the Company, Bank of America and BofA Securities.
“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Revolving Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Revolving Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable (including obligations in respect of virtual currency held by users of such Person’s social networking service) incurred in the ordinary course of business, but, including Earn Out Obligations that are not contingent and are actually due and payable); (f) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Funded Indebtedness secured thereby has

Exhibit 10.1

been assumed; (g) all Guarantees by such Person of Funded Indebtedness of others; (h) with respect to any Capitalized Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Funded Indebtedness of any Person shall include the Funded Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Indebtedness provide that such Person is not liable therefor.
“Funding Indemnity Letter” means a funding indemnity letter, in form and substance satisfactory to the Administrative Agent.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“German Holdco” means TMG Holding Germany GmbH, a limited liability company incorporated under the laws of Germany, registered with the commercial register of the lower court (Amtsgericht) of Charlottenburg, Germany, under registration no. HRB 186988 B.
“German Share Pledge Agreement” means the share pledge agreement governed by the laws of Germany among the Company, as pledgor, the Administrative Agent, the other Secured Parties party thereto, and the German Holdco, relating to the pledge by the Company of sixty-five percent (65%) of its ownership in the German Holdco to secure the Secured Obligations.
“Germany” means the Federal Republic of Germany.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Exhibit 10.1

“Guaranteed Obligations” has the meaning specified in Section 10.01.
“Guarantors” means, collectively, (a) each Person identified as a “Guarantor” on the signature pages hereto, (b) the Domestic Subsidiaries of the Company as are or may from time to time become Guarantors pursuant to Section 6.12, (c) with respect to (i) Secured Obligations owing by any Designated Borrower, (ii) Additional Secured Obligations owing by any Loan Party (other than the Company) or any Subsidiary, and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Company, (d) with respect to Secured Obligations owing by any Designated Borrower, each other Designated Borrower, (e) with respect to Additional Secured Obligations owing by any Foreign Subsidiary, each Designated Borrower, and (f) the successors and permitted assigns of the foregoing.
“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.12.
“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.
“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article VII with a Loan Party or a Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Article VII with a Loan Party or a Subsidiary, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender); provided, that, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or an Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement; provided, further, that, for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.
“HMT” has the meaning specified in the definition of “Sanction(s)”.
“Impacted Loans” has the meaning specified in Section 3.03(a).
“Incremental Facility” and “Incremental Facilities” each has the meaning specified in Section 2.02(g).
“Incremental Term Borrowing” means, with respect to any Incremental Term Facility, a borrowing under such Incremental Term Facility consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by Incremental Term Lenders under such Incremental Term Facility pursuant to Section 2.01(c).

Exhibit 10.1

“Incremental Term Commitment” means, with respect to any Incremental Term Facility, as to each Incremental Term Lender under such Incremental Term Facility, its obligation to make an Incremental Term Loan under such Incremental Term Facility.
“Incremental Term Facility” has the meaning specified in Section 2.02(g).
“Incremental Term Facility Agreement” has the meaning specified in Section 2.02(g)(ii)(D).
“Incremental Term Facility Maturity Date” means, with respect to any Incremental Term Facility, the maturity date of such Incremental Term Facility set forth in the Incremental Term Facility Agreement executed and delivered pursuant to Section 2.02(g)(ii) in connection with such Incremental Term Facility.
“Incremental Term Lender” means, with respect to any Incremental Term Facility, (a) at any time on or prior to the funding of loans under such Incremental Term Facility, any Person that has an Incremental Term Commitment under such Incremental Term Facility at such time, and (b) at any time after the funding of loans under such Incremental Term Facility, any Person that holds an Incremental Term Loan under such Incremental Term Facility at such time.
“Incremental Term Loan” means, with respect to any Incremental Term Facility, an advance made by any Incremental Term Lender under such Incremental Term Facility.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all Funded Indebtedness of such Person; (b) the Swap Termination Value of any Swap Contract entered into by such Person; (c) all Guarantees provided by such Person with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Intellectual Property” means all intellectual property rights, whether registered or unregistered, including all registered trademarks and service marks, trademark applications, trade names, copyright registrations, copyright applications, patents, patent applications, and intellectual property licenses.
“Intercompany Debt” has the meaning specified in Section 7.01(e).
“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Eurocurrency Rate Loan and the Maturity Date of the Facility under which such Loan was made; provided, that, that if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or any Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such

Exhibit 10.1

Loan was made (with Swingline Loans being deemed made under the Revolving Facility for purposes of this definition).
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the applicable Borrower in its Loan Notice; provided, that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Interim Financial Statements” means the unaudited Consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended June 30, 2019, including balance sheets and consolidated statements of income or operations.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered in accordance with the provisions of Section 6.12.
“Judgment Currency” has the meaning specified in Section 11.21.
“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Disbursement pursuant to Section 2.03(f) in accordance with its Applicable Revolving Percentage. All L/C Advances shall be denominated in Dollars.

Exhibit 10.1

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means, with respect to any Letter of Credit, a disbursement made by the L/C Issuer in connection with a drawing under such Letter of Credit.
“L/C Issuer” means Bank of America (through itself or through one of its designated Affiliates or branch offices), in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, (a) the aggregate amount available to be drawn under all outstanding Letters of Credit as of such date, plus (b) the aggregate of all Unreimbursed Amounts (including all L/C Borrowings) as of such date. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns and, unless the context requires otherwise, includes the Swingline Lender. The term “Lender” shall include any Designated Lender which has funded any Credit Extension.
“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Company and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.
“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Revolving Facility Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

Exhibit 10.1

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $5,000,000, and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“Leverage Increase Period” has the meaning specified in Section 7.11(a).
“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”
“LIBOR Quoted Currency” means Dollars, Euro and Sterling, in each case so long as there is a published LIBOR rate with respect thereto.
“LIBOR Rate” has the meaning specified in the definition of “Eurocurrency Rate.”
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidity” means, as of any date of determination, the sum of (a) availability under the Revolving Facility as of such date, plus (b) the aggregate amount of unrestricted cash and Permitted Investments of the Domestic Loan Parties as of such date.
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Loan or a Swingline Loan.
“Loan Documents” means, collectively, this Agreement, each Note, the Guaranty, each Collateral Document, the Fee Letter, each Issuer Document, each Designated Borrower Request and Assumption Agreement, each Subordination Agreement, each other agreement, instrument or document designated by its terms as a “Loan Document,” and each agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.03 or Section 2.14 (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement).

Exhibit 10.1

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other pursuant to Section 2.02(a), or (c) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Mandatory Cost” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Lending Office by any Governmental Authority.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of (i) the Company, or (ii) the Company and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the L/C Issuer, the Swingline Lender or the Lenders under any of the Loan Documents.
“Maturity Date” means the Term A Facility Maturity Date, the Revolving Facility Maturity Date, or the applicable Incremental Term Facility Maturity Date, as the context may require.
“Maximum Rate” has the meaning specified in Section 11.09.
“Measurement Period” means, at any date of determination, the four (4) fiscal quarters of the Company most recently completed on or prior to such date of determination.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred five percent (105%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means the aggregate cash or Permitted Investments proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary

Exhibit 10.1

Disposition, net of (a) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, (b) in the case of any Disposition or Involuntary Disposition, the amount of all payments required to be made as a result of such Disposition or Involuntary Disposition to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such Disposition or Involuntary Disposition, and (c) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition occurred or the next succeeding year and that are directly attributable to such Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition (as determined reasonably and in good faith by a Responsible Officer of the Company); it being understood that “Net Cash Proceeds” shall include any cash or Permitted Investments received upon the sale or other disposition of any non‑cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01, and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(ii).
“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.
“Non-Wholly Owned Subsidiary” means any Subsidiary of the Company that is not a Wholly Owned Subsidiary of the Company.
“Note” has the meaning specified in Section 2.11(a).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or any Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

Exhibit 10.1

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (e) with respect to all entities, any agreement among the holders of the Equity Interests of such entity concerning the organization, operation, governance or management of such entity or the rights and obligations of such holders.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate, and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parallel Debt” has the meaning specified in Section 11.24(a).
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).

Exhibit 10.1

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PATRIOT Act” has the meaning specified in Section 11.19.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means any Acquisition by a Domestic Loan Party (the entity or division, line of business or other business unit of the entity to be acquired in such Acquisition shall be referred to herein as the “Target”); provided, that: (a) the Target of such Acquisition operates a Permitted Business or the assets acquired pursuant to such Acquisition are used or useful in a Permitted Business; (b) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such Acquisition, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end of the Company for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable; (c) the Target of such Acquisition will become a Domestic Loan Party and/or the assets acquired pursuant to such Acquisition shall be subject to Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, in each case in accordance with, and to the extent required by, Section 6.12 and Section 6.13; (d) no Default or Event of Default shall exist or would result from giving effect to the consummation of such Acquisition; (e) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Domestic Loan Party and the Target; and (f) the aggregate Acquisition Consideration for all such Acquisitions shall not exceed $30,000,000 in any fiscal year of the Company.
“Permitted Business” means any business that is, directly or indirectly through a Subsidiary, the same as, or reasonably related, ancillary or complimentary to, the business of the Company and its Subsidiaries on the Closing Date.
“Permitted Encumbrances” means (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04, (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) liens or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (e) judgment Liens in respect of judgments that do not constitute an Event of Default pursuant to Section 8.01(h), and (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct

Exhibit 10.1

of business of any Loan Party or any Subsidiary; provided, that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.
“Permitted Investments” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof; (b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000,000,000.
“Permitted Liens” has the meaning specified in Section 7.02.
“Permitted Refinancing” means, with respect to any Indebtedness (such Indebtedness, for purposes of this definition, the “original Indebtedness”), the extension, renewal, refinancing or replacement of such Indebtedness (the original Indebtedness, as so extended, renewed, refinanced or replaced, for purposes of this definition, the “refinanced Indebtedness”); provided, that, (a) such refinanced Indebtedness does not increase the principal amount or interest rate of the original Indebtedness, (b) any Liens securing such refinanced Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (c) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such original Indebtedness is required to become obligated with respect to such refinanced Indebtedness, (d) such refinanced Indebtedness does not result in a shortening of the Weighted Average Life to Maturity of such original Indebtedness, (e) the terms of such refinanced Indebtedness are not less favorable to the obligor thereunder than the original terms of such original Indebtedness, and (f) if such original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such refinanced Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such original Indebtedness.
“Permitted Transfer” means any Disposition by the Company or any Subsidiary; provided, that, (a) the consideration paid in cash or Permitted Investments in connection with such Disposition shall constitute not less than seventy five percent (75%) of the aggregate consideration to be received in connection therewith, and the total consideration paid in connection therewith shall be paid contemporaneous with consummation of such Disposition and shall be in an amount not less than the fair market value of the assets disposed of; (b) such Disposition does not involve the sale or other disposition of a minority Equity Interest in any Loan Party or any Subsidiary; (c) no Default has occurred and is continuing both immediately prior to and after giving effect to such Disposition; (d) such Disposition does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted hereunder; (e) the Net Cash Proceeds of such Disposition are applied to prepay the Loans pursuant to Section 2.05(b)(i); and (f) the aggregate fair market value of all of the assets so sold or otherwise disposed of shall not exceed $1,000,000 in any fiscal year of the Company.

Exhibit 10.1

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.01.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable Measurement Period for the applicable covenant or requirement: (a)(i) with respect to any Disposition, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded, and (ii) with respect to any Acquisition or other Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, (b) any retirement of Indebtedness (and, for the avoidance of doubt, interest accrued during the relevant Measurement Period on, and the principal of, any such Indebtedness shall be excluded from the results of the Company and its Subsidiaries for such Measurement Period), and (c) any incurrence or assumption of Indebtedness by the Company or any of its Subsidiaries (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, (1) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Company, and (2) any such calculation shall be subject to the applicable limitations set forth in the definition of Consolidated EBITDA.
“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Company containing reasonably detailed calculations of the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, after giving Pro Forma Effect to the applicable Specified Transaction.
“Projections” has the meaning specified in Section 6.01(e).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.01.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.22.

Exhibit 10.1

“Qualified Acquisition” means (a) a Permitted Acquisition for which the aggregate Acquisition Consideration exceeds $20,000,000, or (b) a series of related Permitted Acquisitions in any twelve (12) month period, for which the aggregate Acquisition Consideration for all such Permitted Acquisitions exceeds $20,000,000; provided, that, for any Permitted Acquisition or series of Permitted Acquisitions to qualify as a “Qualified Acquisition,” the Administrative Agent shall have received a Qualified Acquisition Election Certificate with respect to such Permitted Acquisition or series of Permitted Acquisitions.
“Qualified Acquisition Election Certificate” means a certificate of a Responsible Officer of the Company, in form and substance satisfactory to the Administrative Agent, (a) certifying that the applicable Permitted Acquisition or series of related Permitted Acquisitions meet the criteria set forth in clause (a) or (b) (as applicable) of the definition of “Qualified Acquisition,” and (b) notifying the Administrative Agent that the Company has elected to treat such Permitted Acquisition or series of related Permitted Acquisitions as a “Qualified Acquisition.”
“Qualified Acquisition Pro Forma Calculation” means, in connection with the consummation of any Qualified Acquisition, the calculation of the Consolidated Total Leverage Ratio required in connection with a determination as to whether the condition set forth in clause (b) of the proviso in the definition of “Permitted Acquisition” is satisfied in connection with the consummation of such Qualified Acquisition.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Control Agreement” means an agreement, among a Domestic Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.
“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal

Exhibit 10.1

Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.
“Removal Effective Date” has the meaning specified in Section 9.06.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Term Borrowing, a Revolving Borrowing, a conversion or continuation of Term Loans, or a conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Borrowing, a Swingline Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the L/C Issuer, as the case may be, in making such determination.
“Required Revolving Lenders” means, at any time, Revolving Lenders having Total Revolving Credit Exposures representing more than fifty percent (50%) of the Total Revolving Credit Exposures of all Revolving Lenders. The Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided, that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Revolving Lender that is the Swingline Lender or the L/C Issuer, as the case may be, in making such determination.
“Resignation Effective Date” has the meaning specified in Section 9.06.
“Responsible Officer” means, with respect to any Loan Party, (a) the chief executive officer, president, chief financial officer, general counsel and executive vice president, treasurer, assistant treasurer or controller of such Loan Party, (b) solely for purposes of the delivery of secretary’s certificates and incumbency certificates pursuant to this Agreement, the secretary or any assistant secretary of such Loan Party, and (c) solely for purposes of notices given pursuant to Article II, (i) any other officer or employee of such Loan Party so designated by any of the officers of such Loan Party set forth in clauses (a) or (b) in a notice to the Administrative Agent, or (ii) any other officer or employee of such Loan Party designated in or pursuant to an agreement between such Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Company or any Subsidiary, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Company or any Subsidiary, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender

Exhibit 10.1

of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Company or any Subsidiary, now or hereafter outstanding.
“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Revolving Borrowing denominated in an Alternative Currency, (ii) each date of a continuation of a Revolving Loan that is a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) each additional date as the Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iii) each additional date as the Administrative Agent or the L/C Issuer shall determine or the Required Revolving Lenders shall require.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).
“Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption or other documentation pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitments of all of the Revolving Lenders on the Closing Date shall be $25,000,000.
“Revolving Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount of such Revolving Lender’s (a) outstanding Revolving Loans at such time, plus (b) participation in L/C Obligations at such time, plus (c) participation in Swingline Loans at such time.
“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.
“Revolving Facility Maturity Date” means August 29, 2022; provided, that, if such date is not a Business Day, the Revolving Facility Maturity Date shall be the next preceding Business Day.
“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time, or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swingline Loans at such time.
“Revolving Loan” has the meaning specified in Section 2.01(b).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter

Exhibit 10.1

rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party or any Subsidiary and any Cash Management Bank.
“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract not prohibited under Article VII between any Loan Party or any Subsidiary and any Hedge Bank.
“Secured Obligations” means all Obligations and all Additional Secured Obligations.
“Secured Parties” means, collectively, the Administrative Agent, each Lender, the L/C Issuer, each Hedge Bank, each Cash Management Bank, each Indemnitee, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.
“Securities Act” means the Securities Act of 1933.
“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Domestic Loan Parties.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

Exhibit 10.1

“SOFR-Based Rate” means SOFR or Term SOFR.
“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit I.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Notice Currency” means, at any time, any Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).
“Specified Transaction” means (a) any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition, or any Investment that results in a Person becoming a Subsidiary, (b) any incurrence or repayment of Indebtedness, or (c) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant, or requires such test or covenant to be calculated on a Pro Forma Basis.
“Sterling” means the lawful currency of the United Kingdom.
“Stig” means Stig, LLC, a Delaware limited liability company.
“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness of such Person the payment of which is subordinated to the payment of the Secured Obligations on terms and subject to conditions reasonably satisfactory to the Administrative Agent.
“Subordinating Loan Party” has the meaning specified in Section 11.16.
“Subordination Agreement” means, with respect to any Subordinated Indebtedness, a subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Administrative Agent and the holders of such Subordinated Indebtedness (or any duly authorized trustee or agent for the holders of such Subordinated Indebtedness).
“Subordination Provisions” has the meaning specified in Section 8.01(n).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned,

Exhibit 10.1

or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Supported QFC” has the meaning specified in Section 11.22.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms, and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means, with respect to any Loan Party, any obligation of such Loan Party to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.
“Swingline Lender” means Bank of America, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.
“Swingline Loan” has the meaning specified in Section 2.04(a).
“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.
“Swingline Sublimit” means an amount equal to the lesser of (a) $5,000,000, and (b) the Revolving Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the

Exhibit 10.1

balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning specified in the definition of “Permitted Acquisition.”
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).
“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Company pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 1.01(b) under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Term A Commitments of all of the Term A Lenders on the Closing Date shall be $35,000,000.
“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.
“Term A Facility Maturity Date” means August 29, 2022; provided, that, if such date is not a Business Day, the Term A Facility Maturity Date shall be the next preceding Business Day.
“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time, and (b) at any time after the Closing Date, any Lender that holds a Term A Loan at such time.
“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.
“Term Borrowing” means a Term A Borrowing or an Incremental Term Borrowing, as the context may require.
“Term Commitment” means a Term A Commitment or an Incremental Term Commitment, as the context may require.
“Term Facility” means the Term A Facility or an Incremental Term Facility, as the context may require.
“Term Loan” means a Term A Loan or an Incremental Term Loan, as the context may require.
“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

Exhibit 10.1

“Threshold Amount” means $5,000,000.
“Total Credit Exposure” means, as to any Lender at any time, (a) the unused Commitments of such Lender at such time, plus (b) the Revolving Exposure of such Lender at such time, plus (c) the Outstanding Amount of all Term Loans of such Lender at such time.
“Total Revolving Credit Exposure” means, as to any Revolving Lender at any time, (a) the unused Revolving Commitment of such Revolving Lender at such time, plus (b) the Revolving Exposure of such Revolving Lender at such time.
“Total Revolving Outstandings” means, at any time, (a) the aggregate Outstanding Amount of all Revolving Loans at such time, plus (b) the aggregate Outstanding Amount of all Swingline Loans at such time, plus (c) the aggregate Outstanding Amount of all L/C Obligations at such time.
“Transactions” means, collectively, the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is or is to be a party, the borrowing of Loans and other credit extensions hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolutions Regimes” has the meaning specified in Section 11.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unfinanced Consolidated Capital Expenditures” means, for any period, Consolidated Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Consolidated Capital Expenditures are financed with Revolving Loans, such Consolidated Capital Expenditures shall be deemed Unfinanced Consolidated Capital Expenditures).
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(f).
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

Exhibit 10.1

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date of determination and the making of such payment by (b) the then outstanding principal amount of such Indebtedness as of such date of determination.
“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation one hundred percent (100%) of whose Equity Interests (other than directors’ qualifying shares or Equity Interests that are required to be held by another person in order to satisfy a foreign requirement of Law prescribing an equity owner resident in the local jurisdiction) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person, and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a one hundred percent (100%) equity interest at such time.
“Withholding Agent” means the Company and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities,

Exhibit 10.1

accounts and contract rights. Any and all references to “Borrower” regardless of whether preceded by the term “a,” “any,” “each of,” “all,” “and/or,” or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any, one or all) parties constituting a Borrower, individually and/or in the aggregate.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case, to the extent that such liability, amortization or interest would not have been accounted for as such under GAAP as in effect on December 31, 2015, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to (A) any election by the Company to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard), or (B) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016–02, Leases (Topic 842), to the extent such adoption would require

Exhibit 10.1

recognition of a lease liability where such lease (or similar arrangement) would not have required a lease liability under GAAP as in effect on December 31, 2015.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary.
(d)    Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Total Leverage Ratio (including for purposes of determining the Applicable Rate) and the Consolidated Fixed Charge Coverage Ratio, in each case, shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable Measurement Period to which such calculation relates, and/or subsequent to the end of such Measurement Period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Total Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio, in each case, for purposes of determining (i) compliance with Section 7.11, and/or (ii) the Applicable Rate, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 7.11, (A) in the case of any such compliance required after delivery of financial statements for the fiscal quarter ending September 30, 2019, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Total Leverage Ratio and/or the minimum Consolidated Fixed Charge Coverage Ratio, as applicable, permitted for the fiscal quarter of the Company most recently then ended for which financial statements have been delivered (or were required to have been delivered) in accordance with Section 6.01(a) or Section 6.01(b), as applicable, or (B) in the case of any such compliance required prior to the delivery referred to in clause (A) above, such Pro Forma Compliance shall be determined by reference to (1) the Interim Financial Statements, and (2) the maximum Consolidated Total Leverage Ratio and/or the minimum Consolidated Fixed Charge Coverage Ratio, as applicable, permitted for the fiscal quarter ending September 30, 2019.
1.04    Rounding.
Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place

Exhibit 10.1

more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    UCC Terms.
Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.08    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or for purposes of calculating financial covenants hereunder, and except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
(b)    Wherever in this Agreement in connection with a Borrowing of Eurocurrency Rate Loans, a conversion or continuation of Eurocurrency Rate Loans, the prepayment of a Eurocurrency Rate Loan, or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for, or successor to, any of such rates (including any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

Exhibit 10.1

1.09    Additional Alternative Currencies.
(a)    The Company may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided, that, such requested currency (i) is an Eligible Currency, and (ii) shall only be treated as a “LIBOR Quoted Currency” to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and each Revolving Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)    Any request pursuant to Section 1.09(a) shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving Lender (in the case of any such request pertaining to Revolving Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Revolving Lender or the L/C Issuer, as the case may be, to respond to a request submitted pursuant to Section 1.09(b) in the time period specified in the last sentence of Section 1.09(b) shall be deemed to be a refusal by such Revolving Lender or the L/C Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Revolving Loans in such requested currency and the Administrative Agent and the Revolving Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and the Revolving Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency, and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Revolving Borrowings. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the L/C Issuer may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency, and (B) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Company.

Exhibit 10.1

1.10    Change of Currency.
(a)    Each obligation to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided, that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.11    Status of Obligations.
In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness permitted by Section 7.01, such Loan Party shall take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness (including the entering into of a Subordination Agreement with respect to such Subordinated Indebtedness). Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
1.12    German terms.
In this Agreement, where it relates to a Person incorporated or established under the laws of, or having its centre of main interest (as that term is used in Article 3(1) of Regulation (EC) No. 2015/848 of 20 May 20015 of the European Parliament and of the Council on Insolvency Proceedings) in, Germany, a reference to: (a) a Person becoming “unable” to pay its debts, includes that person being unable to pay its debts (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or being over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung); (b) “receiver”, “custodian”, “liquidator” or other similar officer includes reference to (vorläufiger) Insolvenz¬verwalter, (vorläufiger) Sachwalter and Zwangs-verwalter; and (c) a corporate action, legal proceedings or other procedure or step being taken to “apply for the consent to the appointment

Exhibit 10.1

of” any receiver, trustee or liquidator includes an application or filing for, or an institution of, insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) (including by way of (vorläufige) Eigen-verwaltung or (vorläufiges) Schutzschirmverfahren), an ordering of provisional measures pursuant to section 21 InsO (Anordnung vorläufiger Maßnahmen) or a rejection of insolvency proceedings on the grounds of insufficiency of assets (Abweisung mangels Masse) of the German Insolvency Code (Insolvenzordnung).
ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS
2.01    Loans.
(a)    Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a Term A Loan to the Company, in Dollars, on the Closing Date in an amount not to exceed such Term A Lender’s Applicable Percentage of the Term A Facility. Each Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentages of the Term A Facility. Any Term A Borrowing repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided, that, any Term A Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Company delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Term A Borrowing.
(b)    Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers, in Dollars or in one or more Alternative Currencies, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, that, after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, (ii) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, and (iii) the aggregate Outstanding Amount of all Credit Extensions denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow Revolving Loans, prepay Revolving Loans under Section 2.05, and reborrow Revolving Loans under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided, that, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the applicable Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Borrowing.
(c)    Incremental Term Borrowings. Subject to Section 2.02(g), on the effective date of any Incremental Term Facility Agreement for any Incremental Term Facility, each Incremental Term Lender under such Incremental Term Facility severally agrees to make an Incremental Term Loan in a single advance to the Company in Dollars in the amount of such Incremental Term Lender’s Incremental Term Commitment for such Incremental Term Facility; provided, that, after giving effect to such Incremental Term Loans, the Outstanding Amount of such Incremental Term Loans under such Incremental Term Facility shall not exceed the aggregate amount of the Incremental Term Commitments for such Incremental Term Facility. Each Incremental Term Borrowing under an

Exhibit 10.1

Incremental Term Facility shall consist of Incremental Term Loans made simultaneously by the Incremental Term Lenders under such Incremental Term Facility in accordance with their respective Applicable Percentages of such Incremental Term Facility. Incremental Term Borrowings prepaid or repaid may not be reborrowed. Incremental Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans, in each case, shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $500,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Except as otherwise provided in this Agreement, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice and each telephonic notice shall specify (A) the applicable Borrower, (B) the applicable Facility and whether such Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (C) the requested date of such Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (D) the principal amount of Loans to be borrowed, converted or continued, (E) the Type of Loans to be borrowed or to which existing Loans are to be converted and the currency with respect thereto, and (F) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, that, in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Except as provided herein, no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency. Notwithstanding anything to the contrary herein, this Section 2.02 shall not apply to Swingline Loans.

Exhibit 10.1

(b)    Advances. Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount and currency of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent, in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, that, if on the date a Loan Notice with respect to a Revolving Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Company as provided above.
(c)    Eurocurrency Rate Loans. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurocurrency Rate Loans denominated in Dollars be converted immediately to Base Rate Loans, or any or all of the then-outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid (or otherwise redenominated into Dollars in the amount of the Dollar Equivalent thereof on the last day of the then-current Interest Period with respect thereto).
(d)    Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.
(e)    Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect under this Agreement.
(f)    Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.
(g)    Increases in Revolving Facility; Incremental Term Facilities. The Company may increase the Revolving Facility (but not the Letter of Credit Sublimit, the Swingline Sublimit or the Alternative Currency Sublimit) and/or establish one or more new tranches of term loans (each such

Exhibit 10.1

new tranche of term loans being an “Incremental Term Facility” and collectively, the “Incremental Term Facilities”; each such increase in the Revolving Facility and/or Incremental Term Facility, an “Incremental Facility” and collectively, the “Incremental Facilities”), by a maximum aggregate amount for all such Incremental Facilities not to exceed $40,000,000, as follows:
(i)    Increases in Revolving Facility. The Company may at any time after the Closing Date and prior to the Revolving Facility Maturity Date, upon prior written notice by the Company to the Administrative Agent, increase the Revolving Facility (but not the Letter of Credit Sublimit, the Swingline Sublimit or the Alternative Currency Sublimit) with additional Revolving Commitments from any Revolving Lender and/or new Revolving Commitments from one or more other Persons selected by the Company and acceptable to the Administrative Agent, the Swingline Lender and the L/C Issuer (so long as such Persons would be Eligible Assignees); provided, that:
(A)    any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;
(B)    no Default shall exist and be continuing at the time of any such increase;
(C)    no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;
(D)    (1) any new Lender shall join this Agreement by executing such joinder documents as are required by the Administrative Agent, and/or (2) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent;
(E)    the Company shall have delivered to the Administrative Agent a certificate of the Company dated as of the effective date of such increase and signed by a Responsible Officer of the Company certifying that, before and after giving effect to such increase, (1) the representations and warranties of the Company and each other Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (x) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the effective date of such increase, and (y) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the effective date of such increase, and except that for purposes of this Section 2.02(g)(i)(E)(1), the representations and warranties contained in Section 5.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and Section 6.01(b), respectively, and (2) no Default exists;
(F)    the Company shall deliver to the Administrative Agent (1) a certificate of each Loan Party, dated as of the effective date of such increase and signed by a Responsible Officer of such Loan Party, certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) if requested by the Administrative Agent, an opinion or opinions of counsel for the Loan Parties, dated as of the effective date of such increase and addressed

Exhibit 10.1

to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent;
(G)    the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to any such increase (and assuming for such calculation that such increase is fully drawn), the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end of the Company for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b);
(H)    the Administrative Agent shall have received such amendments to the Collateral Documents as the Administrative Agent reasonably requests to cause the Collateral Documents to secure the Secured Obligations after giving effect to such increase; and
(I)    Schedule 1.01(b) shall be deemed revised to reflect any such increase and to include thereon any Person that becomes a Revolving Lender pursuant to this Section 2.02(g)(i).
The Borrowers shall prepay any Revolving Loans outstanding on the effective date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any non-ratable increase in the Revolving Facility pursuant to this Section 2.02(g)(i).
(ii)    Institution of Incremental Term Facilities. The Company may at any time after the Closing Date and prior to the Term A Facility Maturity Date, upon prior written notice to the Administrative Agent, establish an Incremental Term Facility in Dollars to be provided to the Company by one or more Incremental Term Lenders; provided, that:
(A)    any such Incremental Term Facility shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;
(B)    no Default shall exist and be continuing at the time of the establishment of any such Incremental Term Facility;
(C)    no existing Lender shall be under any obligation to become an Incremental Term Lender and any such decision whether to become an Incremental Term Lender shall be in such Lender’s sole and absolute discretion;
(D)    the Company shall obtain Incremental Term Commitments for such Incremental Term Facility from existing Lenders or other Persons acceptable to the Administrative Agent, which Persons shall join in this Agreement as Incremental Term Lenders by executing an agreement, in form and substance satisfactory to the Administrative Agent, setting forth the terms applicable to such Incremental Term Facility in accordance with this Section 2.02(g)(ii) (any such agreement, an “Incremental Term Facility Agreement”);

Exhibit 10.1

(E)    the Company shall have delivered to the Administrative Agent a certificate of the Company dated as of the effective date of such Incremental Term Facility and signed by a Responsible Officer of the Company certifying that, before and after giving effect to the establishment of such Incremental Term Facility, (1) the representations and warranties of the Company and each other Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (x) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the effective date of such Incremental Term Facility, and (y) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the effective date of such Incremental Term Facility, and except that for purposes of this Section 2.02(g)(ii)(E)(1), the representations and warranties contained in Section 5.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and Section 6.01(b), respectively, and (2) no Default exists;
(F)    the Company shall deliver to the Administrative Agent (1) a certificate of each Loan Party, dated as of the effective date of such Incremental Term Facility and signed by a Responsible Officer of such Loan Party, certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Facility, and (2) if requested by the Administrative Agent, an opinion or opinions of counsel for the Loan Parties, dated as of the effective date of such Incremental Term Facility and addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent;
(G)    the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to any such Incremental Term Facility, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end of the Company for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b);
(H)    Schedule 1.01(b) shall be deemed revised to reflect any such Incremental Term Facility and to include thereon any Person that becomes an Incremental Term Lender pursuant to this Section 2.02(g)(ii);
(I)    the Incremental Term Facility Maturity Date for such Incremental Term Facility shall be as set forth in the Incremental Term Facility Agreement relating to such Incremental Term Facility; provided, that, such date shall not be earlier than the Term A Facility Maturity Date;
(J)    the scheduled principal amortization payments under such Incremental Term Facility shall be as set forth in the Incremental Term Facility Agreement relating to such Incremental Term Facility; provided, that, the Weighted Average Life to Maturity of the Incremental Term Loans made under such Incremental Term Facility shall not be shorter than the then-remaining Weighted Average Life to Maturity of the Term A Loans;

Exhibit 10.1

(K)    to the extent any of the terms of the Incremental Term Loans under such Incremental Term Facility (other than as set forth in this Section 2.02(g)(ii)) are not substantially consistent with the terms of the Term A Facility, such terms shall be reasonably satisfactory to the Administrative Agent; and
(L)    the Administrative Agent shall have received such amendments to the Collateral Documents as the Administrative Agent reasonably requests to cause the Collateral Documents to secure the Secured Obligations after giving effect to the establishment of such Incremental Term Facility.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Revolving Loans and Term Loans provided for in Section 2.01, the Company may request that the L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or in Alternative Currencies for its own account or the account of any of its Subsidiaries in such form as is acceptable to the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Facility.
(b)    Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.
(i)    To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Company shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or five (5) Business Days, in the case of a Letter of Credit to be denominated in an Alternative Currency) (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, the Company also shall submit a letter of credit application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Company to, or entered into by the Company with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)    If the Company so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each,

Exhibit 10.1

an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Company and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that, the L/C Issuer shall not (A) permit any such extension if (1) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date), or (2) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension, or (B) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Company that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(c)    Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (x) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (y) the Revolving Exposure of any Revolving Lender shall not exceed its Revolving Commitment, and (z) the Total Revolving Credit Exposure shall not exceed the amount of the Revolving Facility.
(i)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

Exhibit 10.1

(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;
(D)    any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(E)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(ii)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)    Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve (12) months after the then‑current expiration date of such Letter of Credit), and (ii) the Letter of Credit Expiration Date.
(e)    Participations.
(i)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e)(i) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.
(ii)    In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the L/C Issuer, such Lender’s Applicable Revolving Percentage of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Company or at any time after any reimbursement payment is required to be refunded to the Company

Exhibit 10.1

for any reason, including after the Revolving Facility Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Revolving Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this Section 2.03(e) to reimburse the L/C Issuer, then to such Revolving Lenders and the L/C Issuer as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.03(e) to reimburse the L/C Issuer for any L/C Disbursement shall not constitute a Revolving Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.
(iii)    Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Revolving Commitment is adjusted pursuant to this Agreement.
(iv)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s L/C Advance in respect of the relevant L/C Disbursement. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(e)(iv) shall be conclusive absent manifest error.
(f)    Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse the L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Company receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time; provided, that, if such L/C Disbursement is not less than $1,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Revolving Borrowing of Base Rate Loans or a Swingline Borrowing in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by such Borrowing. If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C

Exhibit 10.1

Disbursement, the payment then due from the Company in respect thereof (the “Unreimbursed Amount”) and such Revolving Lender’s Applicable Revolving Percentage thereof. Promptly upon receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the Unreimbursed Amount pursuant to Section 2.03(e)(ii), subject to the amount of the unutilized portion of the Revolving Facility. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)    Obligations Absolute. The Company’s obligation to reimburse L/C Disbursements as provided in Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)    any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect;
(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company, or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(vii)    payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit;
(viii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder; or

Exhibit 10.1

(ix)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally.
(h)    Examination. The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(i)    Liability. None of the Administrative Agent, the Lenders, the L/C Issuer or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.03(g)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided, that, the foregoing shall not be construed to excuse the L/C Issuer from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable Law) suffered by the Company that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that: (i) the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation; (ii) the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit; (iii) the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and (iv) this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) the L/C Issuer declining to take-up documents and make payment, (C) documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor, (D) the Company’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (E) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

Exhibit 10.1

(j)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued by it, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(k)    Benefits. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.
(l)    Letter of Credit Fees. The Company shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) payable on the first Business Day following each fiscal quarter end of the Company, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date, and thereafter on demand, and (ii) accrued through and including the last day of each fiscal quarter of the Company in arrears. If there is any change in the Applicable Rate during any fiscal quarter of the Company, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such fiscal quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(m)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit at the rate per annum equal to the percentage separately agreed upon between the Company and the L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable no later than the tenth (10th) Business Day after the end of each fiscal quarter end of the Company in the most recently ended fiscal quarterly period of the Company (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Facility Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/

Exhibit 10.1

C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(n)    Disbursement Procedures. The L/C Issuer shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify the Administrative Agent and the Company in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the L/C Issuer and the Revolving Lenders with respect to any such L/C Disbursement.
(o)    Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided, that, if the Company fails to reimburse such L/C Disbursement when due pursuant to Section 2.03(f), then Section 2.08(b) shall apply. Interest accrued pursuant to this Section 2.03(o) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.03(e) to reimburse the L/C Issuer shall be for account of such Revolving Lender to the extent of such payment.
(p)    Replacement of L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Company, the Administrative Agent, the L/C Issuer and the successor letter of credit issuer. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the L/C Issuer pursuant to Section 2.03(m). From and after the effective date of any such replacement, (i) the successor letter of credit issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter, and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor letter of credit issuer or the L/C Issuer, as the context shall require. After the replacement of the L/C Issuer hereunder, the L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(q)    Cash Collateralization.
(i)    If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the Loans have been accelerated, Revolving Lenders with L/C Obligations representing more than fifty percent (50%) of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this Section 2.03(q), the Company shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to one hundred five percent (105%) of the total L/C Obligations as of such date, plus any accrued and unpaid interest thereon; provided, that, the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without

Exhibit 10.1

demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in Section 8.01(f) or Section 8.01(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. In addition, and without limiting the foregoing or Section 2.03(d), if any L/C Obligations remain outstanding after the expiration date specified Section 2.03(d), the Company shall immediately deposit into the Collateral Account an amount in cash equal to one hundred five percent (105%) of such L/C Obligations as of such date, plus any accrued and unpaid interest thereon.
(ii)    The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the L/C Obligations at such time or, if the Loans have been accelerated (but subject to the consent of Revolving Lenders with L/C Obligations representing more than fifty percent (50%) of the total L/C Obligations), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.
(r)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Company. The Company irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
(s)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04    Swingline Loans.
(a)    The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, may in its sole discretion make loans to the Company (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Company, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit; provided, that, (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings

Exhibit 10.1

shall not exceed the Revolving Facility, and (B) the Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, (ii) the Company shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow Swingline Loans under this Section 2.04, prepay Swingline Loans under Section 2.05, and reborrow Swingline Loans under this Section 2.04. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swingline Loan.
(b)    Borrowing Procedures. Each Swingline Borrowing shall be made upon the Company’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone or a Swingline Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the second sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may make the amount of its Swingline Loan available to the Company at its office by crediting the account of the Company on the books of the Swingline Lender in Same Day Funds.
(c)    Refinancing of Swingline Loans.
(i)    The Swingline Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative

Exhibit 10.1

Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.
(ii)    If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i) (including the failure to satisfy the conditions set forth in Section 4.02), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swingline Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account

Exhibit 10.1

of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swingline Lender.
(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause (ii) shall survive the Facility Termination Date and the termination of this Agreement.
(e)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Company for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swingline Lender.
(f)    Payments Directly to Swingline Lender. The Company shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
2.05    Prepayments.
(a)    Optional.
(i)    The Borrowers may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans and/or Revolving Loans in whole or in part without premium or penalty (subject to Section 3.05); provided, that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four (4) Business Days (or five (5) Business Days, in the case of prepayment of Eurocurrency Rate Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in an Alternative Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date, the amount and the currency of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount

Exhibit 10.1

specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the then-existing Term Loans on a pro rata basis, and to the principal repayment installments thereof as directed by the applicable Borrower. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(ii)    The Company may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided, that, unless otherwise agreed by the Swingline Lender and the Administrative Agent, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory.
(i)    Dispositions and Involuntary Dispositions. The Company shall prepay the Loans as hereinafter provided in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions and all Involuntary Dispositions, within three (3) Business Days of the date of such Disposition or such Involuntary Disposition; provided, that, such Net Cash Proceeds shall not be required to be so applied (A) with respect to any Disposition or Involuntary Disposition if the amount of Net Cash Proceeds received in connection with such Disposition or such Involuntary Disposition is less than or equal to $1,000,000, or (B) if, at the election of the Company (as notified by the Company to the Administrative Agent on or prior to the date of such Disposition or such Involuntary Disposition), so long as no Default or Event of Default shall have occurred and be continuing at the time of such Disposition or Involuntary Disposition (or at the time of such reinvestment), such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in Eligible Assets within one hundred eighty (180) days of the date of such Disposition or such Involuntary Disposition; provided, further, that, if such Net Cash Proceeds shall have not been so reinvested by the end of such period, such Net Cash Proceeds shall be immediately applied to prepay the Loans as hereinafter provided. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.
(ii)    Debt Issuance. Promptly upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Company shall prepay the Loans as hereinafter provided in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

Exhibit 10.1

(iii)    Equity Issuance. Promptly upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Company shall prepay the Loans as hereinafter provided in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.
(iv)    Application of Payments. Each prepayment required pursuant to Sections 2.05(b)(i), 2.05(b)(ii) or 2.05(b)(iii) shall be applied, first, to the then-existing Term Loans on a pro rata basis, and to the principal repayment installments thereof in inverse order of maturity, second, to the outstanding Swingline Loans, and third, to the outstanding Revolving Loans (without a corresponding permanent reduction of the Revolving Facility). Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities. Within the parameters of the applications set forth above, prepayment required pursuant to Sections 2.05(b)(i), 2.05(b)(ii) or 2.05(b)(iii) shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments required pursuant to Sections 2.05(b)(i), 2.05(b)(ii) or 2.05(b)(iii) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
(v)    Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Company shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, that, the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings at such time exceed the Revolving Facility at such time.
(vi)    Alternative Currencies. If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to one hundred five percent (105%) of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Company shall prepay Revolving Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed one hundred percent (100%) of the Alternative Currency Sublimit then in effect.
2.06    Termination or Reduction of Commitments.
(a)    Optional. The Company may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit, the Swingline Sublimit or the Alternative Currency Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit, the Swingline Sublimit or the Alternative Currency Sublimit; provided, that, unless otherwise agreed by the Administrative Agent, (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Company shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder,

Exhibit 10.1

the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Swingline Sublimit, or (D) the Alternative Currency Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Revolving Loans and Letters of Credit denominated in Alternative Currencies (and, with respect to Letters of Credit, not otherwise fully Cash Collateralized hereunder) would exceed the Alternative Currency Sublimit.
(b)    Mandatory.
(i)    The aggregate Term A Commitments shall be automatically and permanently reduced to zero following the Term A Borrowing to occur on the Closing Date.
(ii)    If after giving effect to any reduction or termination of the Revolving Facility under this Section 2.06, the Letter of Credit Sublimit, the Swingline Sublimit or the Alternative Currency Sublimit at such time exceeds the Revolving Facility at such time, the Letter of Credit Sublimit, the Swingline Sublimit or the Alternative Currency Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swingline Sublimit, the Alternative Currency Sublimit or the Revolving Facility under this Section 2.06. Upon any reduction of the Revolving Facility, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.
2.07    Repayment of Loans.
(a)    Term A Loans. The Company shall repay the outstanding principal amount of the Term A Loans in installments on the last Business Day of each March, June, September and December and on the Term A Facility Maturity Date, in each case, in an amount equal to two-and-one-half percent (2.5%) of the aggregate principal amount of the Term A Loans funded on the Closing Date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02; provided, that, notwithstanding the foregoing, (i) the final principal repayment installment of the Term A Loans shall be repaid on the Term A Facility Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date, (ii) if any principal repayment installment to be made by the Company (other than principal repayment installments on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be, and (iii) if any principal repayment installment to be made by the Company on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

Exhibit 10.1

(b)    Revolving Loans. The Borrowers shall repay to the Revolving Lenders on the Revolving Facility Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.
(c)    Swingline Loans. The Company shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swingline Loan is made, and (ii) the Revolving Facility Maturity Date.
2.08    Interest and Default Rate.
(a)    Interest. Subject to the provisions of Section 2.08(b), (i) each Revolving Loan or Term A Loan that is a Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans; (ii) each Revolving Loan or Term A Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Swingline Loans. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.
(b)    Default Rate.
(i)    (A) If any amount of principal of any Loan payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or (B) an Event of Default pursuant to Section 8.01(f) or Section 8.01(g) exists, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists, all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

Exhibit 10.1

Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
In addition to certain fees described in Sections 2.03(l) and (m):
(a)    Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee in Dollars (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans, plus (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Facility for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees.
(i)    The Borrowers shall pay to the Administrative Agent and BofA Securities, for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrowers shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Exhibit 10.1

(b)    Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Company and its Subsidiaries or for any other reason, the Company or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Company as of any applicable date was inaccurate, and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent, for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This Section 2.10(b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Company’s obligations under this Section 2.10(b) shall survive the Facility Termination Date.
2.11    Evidence of Debt.
(a)    Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) one or more promissory notes in the form of Exhibit K (each, a “Note”), which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency, and maturity of its Loans and payments with respect thereto.
(b)    Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, and except with respect to principal of and interest on Revolving Loans denominated in Alternative Currencies, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such

Exhibit 10.1

payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Revolving Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, or, in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Exhibit 10.1

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swingline Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Section 2.03(l), Section 2.03(m) and Section 2.09 shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by

Exhibit 10.1

the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.
2.13    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time, to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time, to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided, that: (1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (2) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Cash Collateral.
(a)    Obligation to Cash Collateralize. At any time there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Company shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds one hundred five percent (105%) of the Letter of Credit Sublimit then in effect, then within two (2)

Exhibit 10.1

Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(v), after giving effect to Section 2.15(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in the Collateral Account. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))), or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, that, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

Exhibit 10.1

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in (A) the definitions of “Required Lenders” and “Required Revolving Lenders,” and (B) Section 11.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided, that, if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.

Exhibit 10.1

(A)    Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(C)    Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (B) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their

Exhibit 10.1

Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.16    Designated Borrowers.
(a)    Designated Borrowers. The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any Foreign Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving Lender) a duly executed Designated Borrower Request and Assumption Agreement. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Revolving Facility, (i) the Administrative Agent shall have a duly executed Designated Borrower Request and Assumption Agreement with respect to such Applicant Borrower, (ii) each of the Administrative Agent and each Revolving Lender must agree to such Applicant Borrower becoming a Designated Borrower, (iii) the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, supporting resolutions, incumbency certificates, opinions of counsel and other documents or information with respect to such Applicant Borrower, in form, content and scope reasonably satisfactory to the Administrative Agent, (iv) such Applicant Borrower shall have delivered an executed Note to any Revolving Lender requesting a Note, (v) such Applicant Borrower shall have provided to the Administrative Agent and each Revolving Lender documentation and other information reasonably requested by the Administrative Agent or such Revolving Lender in order to comply with applicable law, including the PATRIOT Act, and (vi) if such Applicant Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and each Revolving Lender, to the extent requested by the Administrative Agent or such Revolving Lender, shall have received a Beneficial Ownership Certification in relation to such Applicant Borrower (the requirements set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) being collectively referred to herein as the “Designated Borrower Requirements”). If the Designated Borrower Requirements are met, the Administrative Agent shall send a Designated Borrower Notice to the Company and the Revolving Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower, whereupon each of the Revolving Lenders agrees to permit such Designated Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided, that, no Loan Notice may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.

Exhibit 10.1

(b)    Appointment. Each Foreign Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Company may execute such documents on behalf of such Designated Borrower as the Company deems appropriate in its sole discretion and each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or any Lender to the Company shall be deemed delivered to each Designated Borrower, and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of any Designated Borrower.
2.17    Designated Lenders.
Each of the Administrative Agent, the L/C Issuer, the Swingline Lender and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided, that, any exercise of such option shall not affect the obligation of the Borrowers to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided, that, designation of a Designated Lender is for administrative convenience only and does not expand the scope of liabilities or obligations of any Lender or any Designated Lender beyond those of the Lender designating such Person as a Designated Lender as provided in this Agreement.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Defined Terms. For purposes of this Section 3.01, the term “Law” includes FATCA and the term “Lender” includes the L/C Issuer.
(b)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Tax Indemnifications.

Exhibit 10.1

(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(d)(ii).
(ii)    Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(d)(ii).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition,

Exhibit 10.1

any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

Exhibit 10.1

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this

Exhibit 10.1

Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(g), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this Section 3.01(g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Facility Termination Date.
3.02    Illegality.
(a)    If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Company (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the

Exhibit 10.1

Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
(b)    If, in any applicable jurisdiction, the Administrative Agent, the L/C Issuer or any Lender (including any Designated Lender) determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the L/C Issuer or any Lender (or its applicable Designated Lender) to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund, hold a commitment or maintain its participation in any Revolving Loan or Letter of Credit, or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension to any Designated Borrower, such Person shall promptly notify the Administrative Agent, and, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and, to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall (A) repay that Person’s Revolving Loans or other applicable Obligations on the last day of the Interest Period for each such Revolving Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law), (B) to the extent applicable to the L/C Issuer, Cash Collateralize the portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized, and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
3.03    Inability to Determine Rates.
(a)    If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (B)(1) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, and (2) the circumstances described in Section 3.03(c)(i) do not apply, or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Appropriate Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans (in the affected currency or currencies) shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Appropriate Lenders described in Section 3.03(a)(ii), until the Administrative Agent upon the instruction of the Appropriate Lenders) revokes such

Exhibit 10.1

notice. Upon receipt of such notice, a Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars in the amount specified therein.
(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 3.03(a)(i), the Administrative Agent in consultation with the Company, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under Section 3.03(a)(i), (ii) the Administrative Agent or the Appropriate Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.
(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, but without limiting Sections 3.03(a) and (b), if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined (which determination likewise shall be conclusive and binding upon all parties hereto absent manifest error), that: (i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans in the applicable currency; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or (iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR; then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates, or (y) another alternate benchmark rate, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar Dollar-denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment”; and any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth (5th)

Exhibit 10.1

Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x) above, object to the Adjustment, or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y) above, object to such amendment; provided, that, for the avoidance of doubt, in the case of clause (A) above, the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
If no LIBOR Successor Rate has been determined and the circumstances under Section 3.03(c)(i) exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (ii) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (ii)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
3.04    Increased Costs; Reserves on Eurocurrency Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

Exhibit 10.1

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Mandatory Costs. If any Lender or the L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.
(d)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a), Section 3.04(b) or Section 3.04(c) and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(e)    Reserves on Eurocurrency Rate Loans. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such

Exhibit 10.1

Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided, that, the Company shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
(f)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided, that, the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower;
(c)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13; or
(d)    any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;
including any loss of anticipated profits, foreign exchange losses, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Exhibit 10.1

3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.13.
3.07    Survival.
All of the Company’s obligations under this Article III shall survive resignation of the Administrative Agent and the Facility Termination Date.
ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension.
The effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder are subject to satisfaction of the following conditions precedent:
(a)    Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received counterparts of this Agreement and the other Loan Documents, each executed by (i) a Responsible Officer of the signing Loan Party, and (ii) in the case of this Agreement, by each Lender.
(b)    Organization Documents, Resolutions, Etc. The Administrative Agent shall have received the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent: (i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization and certified by a Responsible Officer of such Loan Party to be true and correct as of the Closing Date; (ii) such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent

Exhibit 10.1

may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization.
(c)    Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.
(d)    Financial Statements. The Administrative Agent shall have received copies of (i) the Audited Financial Statements, (ii) the Interim Financial Statements, and (iii) projections and a budget for the Company and its Subsidiaries through and including the fiscal year of the Company ending December 31, 2022, in form and substance reasonably satisfactory to the Administrative Agent.
(e)    No Material Adverse Effect. There shall not have occurred since December 31, 2018 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(f)    Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
(i)    (A) searches of UCC filings in the jurisdiction of organization of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, and (B) tax lien and judgment searches;
(ii)    searches of ownership of registered and pending Intellectual Property in the United States Copyright Office and the United States Patent and Trademark Office and duly executed notices of grant of security interest in the form required by the Collateral Documents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in such Intellectual Property;
(iii)    completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(iv)    to the extent required to be delivered pursuant to the terms of the Collateral Documents, stock, equity, share or membership certificates and endorsements of, or recordings of, or notations on, such certificates evidencing Equity Interests pledged pursuant to the terms of the Collateral Documents, together with, where applicable, undated stock or transfer powers duly executed in blank;
(v)    to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the

Exhibit 10.1

Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral;
(vi)    in the case of any personal property Collateral located at premises leased by a Loan Party, such estoppel letters, consents and waivers from the landlords of such real property, to the extent required to be delivered pursuant to Section 6.13(c); and
(vii)    Qualifying Control Agreements to the extent required to be delivered pursuant to Section 6.13(d).
(g)    Insurance. The Administrative Agent shall have received copies of insurance certificates evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent.
(h)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Company as to the Solvency of the Company and its Subsidiaries, on a Consolidated basis, immediately after the consummation of the Transactions to occur on the Closing Date.
(i)    Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 4.01(e), (j), and (k) and Sections 4.02(a) and (b) have been satisfied.
(j)    No Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.
(k)    Consents. The Administrative Agent shall have received satisfactory evidence that all Board of Director, governmental, shareholder and material third party consents and approvals necessary in connection with the Loan Documents have been obtained and are in full force and effect.
(l)    Existing Indebtedness of the Loan Parties. All of the existing Indebtedness of the Company and its Subsidiaries (including Indebtedness under the Existing Credit Agreement, but other than Indebtedness permitted to exist pursuant to Section 7.01), shall be repaid in full on or prior to the Closing Date, and all commitments, all guarantees and all security interests related thereto shall be terminated on or prior to the Closing Date.
(m)    Licensing Requirements. Each Lender shall have obtained all applicable licenses, consents, permits and approvals as deemed necessary by such Lender in order to execute and perform the transactions contemplated by the Loan Documents.
(n)    Due Diligence; PATRIOT Act; Beneficial Ownership. The Administrative Agent and each Lender shall have completed a due diligence investigation of the Company and its Subsidiaries in scope, and with results, reasonably satisfactory to the Administrative Agent and such Lender, including, OFAC, the United States Foreign Corrupt Practices Act of 1977 and “know your customer” due diligence. The Loan Parties shall have provided to the Administrative Agent and each Lender the documentation and other customary information reasonably requested by the Administrative Agent or such Lender in order to comply with applicable law, including the PATRIOT

Exhibit 10.1

Act. If the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender, to the extent requested by such Lender, shall have received a Beneficial Ownership Certification in relation to the Company.
(o)    Fees. The Administrative Agent shall have received any fees required to be paid on or before the Closing Date to the Administrative Agent, the Arrangers and the Lenders.
(p)    Attorney Costs. The Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions.
The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:
(a)    Representations and Warranties. The representations and warranties of the Company and each other Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension, and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and Section 6.01(b), respectively.
(b)    Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    Designated Borrower. If the applicable Borrower is a Designated Borrower, the conditions set forth in Section 2.16 for the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

Exhibit 10.1

(e)    Alternative Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.
(f)    Legal Impediment. There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds of the realization of any such rights.
Each Request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:
5.01    Organization; Powers.
Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
5.02    Authorization; Enforceability.
The Transactions are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.03    Governmental Approvals; No Conflicts.
The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

Exhibit 10.1

5.04    Financial Condition; No Material Adverse Change.
(a)    The Company has heretofore furnished to the Administrative Agent (i) the Audited Financial Statements, and (ii) the Interim Financial Statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments, all of which, when taken as a whole, would not be materially adverse, and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2018.
5.05    Properties, etc.
(a)    As of the Closing Date, Schedule 5.05(a) sets forth the address of each parcel of real property that is owned or leased by any Domestic Loan Party (including, with respect to each leased property, an indication as to whether personal property Collateral with a value in excess of $5,000,000 is located at such leased property). Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and each Subsidiary has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than Permitted Liens.
(b)    Each Loan Party and each Subsidiary owns, or is licensed to use, all Intellectual Property material to its business as currently conducted, and, with respect to each Domestic Loan Party, a correct and complete list of which, as of the Closing Date, is set forth on Schedule 5.05(b). The use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.
(c)    Set forth on Schedule 5.05(c), as of the Closing Date, is a description of all deposit accounts and all securities accounts of the Domestic Loan Parties maintained in the United States, including the name of (i) the applicable Domestic Loan Party, (ii) in the case of a deposit account, the depository institution and average daily balance (as of the close of business) held in such deposit account and whether such account is an Excluded Account, and (iii) in the case of a securities account, the securities intermediary or issuer and the average aggregate daily market value (as of the close of business) held in such securities account, as applicable.
5.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.
(b)    (i) Except as set forth on Schedule 5.06(b), no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, and (ii) and except with respect to any other matters that, individually

Exhibit 10.1

or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability, or (D) knows of any basis for any Environmental Liability.
(c)    Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 5.06(b) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
5.07    Compliance with Laws and Agreements; No Default.
Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (a) all Laws applicable to it or its property, and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.
5.08    Investment Company Status.
No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
5.09    Taxes.
Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves, or (b) as otherwise disclosed on Schedule 5.09. No tax liens have been filed and no claims are being asserted with respect to any such taxes. Neither any Loan Party nor any Subsidiary is party to any tax sharing agreement (other than a tax sharing agreement among Loan Parties and/or their Subsidiaries).
5.10    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.
(b)    As of the Closing Date, the Company is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Company’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.
5.11    Disclosure.
(a)    The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary

Exhibit 10.1

is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.
(b)    As of the Closing Date, the information included in any Beneficial Ownership Certification delivered to any Lender, if applicable, is true and correct in all respects.
5.12    Material Agreements.
No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material definitive agreement to which it is a party that is filed or incorporated by reference as an Exhibit 10 to the Company’s annual reports on Form 10-K or the Company’s quarterly reports on Form 10-Q.
5.13    Solvency.
Immediately after the consummation of the Transactions to occur on the Closing Date, the Company and its Subsidiaries, on a Consolidated basis, are Solvent.
5.14    Insurance.
Schedule 5.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations.
5.15    Capitalization and Subsidiaries.
Schedule 5.15 sets forth, as of the Closing Date, (a) a correct and complete list of the legal name, type of entity, and jurisdiction of organization of each Subsidiary and the relationship to the Company of each Subsidiary, (b) a true and complete listing of each class of the Company’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 5.15, and (c) with respect to each Loan Party, (i) the address of such Loan Party’s chief executive office (and the address of such Loan Party’s principal place of business if different than its chief executive office), (ii) such Loan Party’s U.S. federal taxpayer identification number (if applicable), and (iii) such Loan Party’s organization identification number (if applicable). All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

Exhibit 10.1

5.16    Security Interests in Collateral.
The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Domestic Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.
5.17    Employment Matters.
As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.
5.18    Federal Reserve Regulations.
No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X.
5.19    Use of Proceeds.
The proceeds of the Loans and Letters of Credit have been used and will be used, whether directly or indirectly, as set forth in Section 6.08.
5.20    No Burdensome Restrictions.
No Loan Party is subject to any Burdensome Restrictions, except for Burdensome Restrictions permitted pursuant to Section 7.10.
5.21    Sanctions Concerns and Anti-Corruption Laws.
(a)    Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction. The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

Exhibit 10.1

(b)    Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
5.22    EEA Financial Institutions.
No Loan Party is an EEA Financial Institution.
5.23    Designation as Senior Indebtedness.
The Obligations constitute “Designated Senior Indebtedness” or any similar designation (with respect to Indebtedness having the maximum rights as “senior debt”) under and as defined in any agreement governing any Subordinated Indebtedness, and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.
5.24    Designated Borrowers.
(a)    Each Designated Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (as to each Designated Borrower, collectively the “Applicable Designated Borrower Documents”), and the execution, delivery and performance by such Designated Borrower of the Applicable Designated Borrower Documents of such Designated Borrower constitute and will constitute private and commercial acts and not public or governmental acts. No Designated Borrower, nor any of its property, has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Designated Borrower is organized and existing in respect of such Designated Borrower’s obligations under the Applicable Designated Borrower Documents of such Designated Borrower.
(b)    The Applicable Designated Borrower Documents of each Designated Borrower are in proper legal form under the Laws of the jurisdiction in which such Designated Borrower is organized and existing for the enforcement thereof against such Designated Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents of such Designated Borrower. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents of such Designated Borrower that such Applicable Designated Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Designated Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of such Applicable Designated Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until such Applicable Designated Borrower Document or any other document is sought to be enforced, and (ii) any charge or tax as has been timely paid.
(c)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which any Designated Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Designated Borrower Documents of such Designated Borrower, or (ii)

Exhibit 10.1

on any payment to be made by such Designated Borrower pursuant to such Applicable Designated Borrower Documents, except as has been disclosed to the Administrative Agent. It is not required under the Laws of the jurisdiction in which any Designated Borrower is organized or resident to make any deduction for or on account of Tax from any payment such Designated Borrower may make under any Loan Documents.
(d)    The execution, delivery and performance of the Applicable Designated Borrower Documents of each Designated Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Designated Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained, or (ii) such as cannot be made or obtained until a later date (provided, that, any notification or authorization described in this clause (ii) shall be made or obtained as soon as is reasonably practicable).
(e)    The choice of the law of the State of New York as the governing law of the Loan Documents will be recognized and enforced in each Designated Borrower’s jurisdiction of organization and any judgment obtained in New York in relation to a Loan Document will be recognized and enforced in each Designated Borrower’s jurisdiction of organization.
(f)    Under the Laws of the jurisdiction in which each Designated Borrower is organized, it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.
ARTICLE VI

AFFIRMATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date:
6.01    Financial Statements and Other Information.
The Company shall deliver to the Administrative Agent (for further distribution to each Lender):
(a)    within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to the Administrative Agent (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

Exhibit 10.1

(c)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a Compliance Certificate from the chief financial officer, principal accounting officer, treasurer or controller that is a Responsible Officer of the Company (i) certifying, in the case of the financial statements delivered pursuant to Section 6.01(b), that such financial statements fairly present, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, that accompany such Compliance Certificate;
(d)    concurrently with any delivery of the financial statements referred to in Section 6.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)    as soon as available, but in any event no later than forty-five (45) days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of the Company for each quarter of the then-current fiscal year of the Company (the “Projections”), in form reasonably satisfactory to the Administrative Agent;
(f)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a detailed listing of all intercompany loans, if any, made by the Company or any of its Subsidiaries to any other Subsidiary or any Affiliate during the fiscal period covered by such financial statements;
(g)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;
(h)    promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Company or any ERISA Affiliate may request with respect to any Multiemployer Plan, and (ii) any notices described in Section 101(l)(1) of ERISA that the Company or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that, if the Company or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Company or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;
(i)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable

Exhibit 10.1

“know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act;
(j)    to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Borrower that would result in a change to the list of beneficial owners identified in such certification; and
(k)    promptly following any request therefor, such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
As to any information contained in materials furnished pursuant to Section 6.01(g), the Company shall not be separately required to furnish such information under Section 6.01(a) or Section 6.01(b), but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Section 6.01(a) and Section 6.01(b) at the times specified therein.
Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b) or Section 6.01(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 1.01(a), or (b) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (ii) the Company shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Company hereby acknowledges that (a) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”), and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, any Arranger, the L/C Issuer and the Lenders to

Exhibit 10.1

treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent and any Affiliate thereof and any Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.
6.02    Notices of Material Events.
The Company shall furnish to the Administrative Agent (for further distribution to each Lender) prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary, in each case that the Company is required to disclose as a material pending legal proceeding in its periodic reports pursuant to Item 103 of Regulation S-K;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding the Threshold Amount;
(d)    the occurrence of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary, including any determination by the Company referred to in Section 2.10(b); or
(e)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.03    Existence; Conduct of Business.
Each Loan Party shall, and shall cause each Subsidiary to: (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided, that, the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03(a); and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

Exhibit 10.1

6.04    Payment of Obligations.
Each Loan Party shall, and shall cause each Subsidiary to, pay or discharge all Indebtedness in excess of the Threshold Amount and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, that, each Loan Party shall, and shall cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.
6.05    Maintenance of Properties.
Each Loan Party shall, and shall cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
6.06    Books and Records; Inspection Rights.
Each Loan Party shall, and shall cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, conduct at the Loan Party’s premises field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (it being understood and agreed that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders).
6.07    Compliance with Laws and Material Contractual Obligations.
Each Loan Party shall, and shall cause each Subsidiary to, (a) comply with each Law applicable to it or its property (including Environmental Laws), and (b) perform in all material respects its obligations under material agreements to which it is a party.
6.08    Use of Proceeds.
Each Loan Party shall, and shall cause each Subsidiary to, use the proceeds of the Credit Extensions (a) to refinance certain existing Indebtedness (including Indebtedness under the Existing Credit Agreement), and (b) for other general corporate purposes; provided, that, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
6.09    Accuracy of Information.
The Loan Parties shall ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder

Exhibit 10.1

contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Loan Parties on the date thereof as to the matters specified in this Section 6.09; provided, that, with respect to the Projections, the Loan Parties shall cause the Projections to be prepared in good faith based upon assumptions believed to be reasonable at the time.
6.10    Insurance.
Each Loan Party shall, and shall cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, and (b) all insurance required pursuant to the Collateral Documents. The Company shall furnish to the Administrative Agent, upon request of the Administrative Agent, but no less frequently than annually, information in reasonable detail as to the insurance so maintained.
6.11    Casualty and Condemnation.
The Company shall (a) furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding, and (b) ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
6.12    Covenant to Guarantee Obligations.
Each Domestic Loan Party shall within thirty (30) days (or such longer period of time as is agreed to by the Administrative Agent in its sole discretion) after the acquisition or formation of any Subsidiary, cause any Person that is a Domestic Subsidiary to become a Guarantor hereunder by way of execution of a Joinder Agreement and, in connection with the foregoing, deliver to the Administrative Agent, with respect to each new Guarantor, substantially the same documentation as is required pursuant to Sections 4.01(b), (f), (g), and (n), Section 6.13, and, to the extent requested by the Administrative Agent, customary opinions of counsel to such Person and such other deliveries reasonably deemed necessary in connection therewith, all in form, content and scope reasonably satisfactory to the Administrative Agent.
6.13    Covenant to Give Security.
Each Domestic Loan Party shall:
(a)    Equity Interests. Cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests directly owned by such Domestic Loan Party in each of its Domestic Subsidiaries, and (ii) sixty five percent (65%) (or such greater percentage that, due to a change in an applicable Law after the Closing Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent, and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity

Exhibit 10.1

Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)), in each case, directly owned by such Domestic Loan Party in each of its Foreign Subsidiaries, in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with, to the extent requested by the Administrative Agent, opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent.
(b)    Other Property. Except with respect to Excluded Property, cause all personal property of such Domestic Loan Party to be subject at all times to first priority (subject only to Permitted Liens), perfected Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Secured Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, and, to the extent requested by the Administrative Agent, favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(c)    Landlord Waivers. In the case of each real property leased by such Domestic Loan Party where any personal property Collateral with a value in excess of $5,000,000 is located, provide the Administrative Agent with such estoppel letters, consents and waivers, in form and substance reasonably satisfactory to the Administrative Agent, from the landlords on such real property to the extent (i) requested by the Administrative Agent, and (ii) the Domestic Loan Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts.
(d)    Qualifying Control Agreements. To the extent requested by the Administrative Agent with respect to any deposit account or any securities account of such Domestic Loan Party, cause such deposit account (other than (i) any deposit account maintained with the Administrative Agent or any Lender, and (ii) any Excluded Account) or such securities account at all times to be subject to a Qualifying Control Agreement.
6.14    Further Assurances.
Each Domestic Loan Party shall execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and shall take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, and other documents and such other actions or deliveries of the type reasonably requested by the Administrative Agent), which may be required by any Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Domestic Loan Parties.
6.15    Principal Depository Bank.
Each Domestic Loan Party shall maintain its principal deposit and operating accounts, and its principal cash management and depository relationship, in each case, with the Administrative Agent or a Lender.

Exhibit 10.1

6.16    Sanctions; Anti-Corruption Laws.
(a)    Each Loan Party shall, and shall cause each Subsidiary to, conduct its business in compliance in all material respects with all applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with Sanctions.
(b)    Each Loan Party shall, and shall cause each Subsidiary to, conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
6.17    Post-Closing Covenants.
(a)    The Company shall, within thirty (30) days of the Closing Date (or such longer period of time as is agreed by the Administrative Agent in its sole discretion), (a) deliver to the Administrative Agent the German Share Pledge Agreement, in form and substance satisfactory to the Administrative Agent, (b) pay all applicable filing, notarization and other applicable fees in connection with the execution, notarization and delivery of the German Share Pledge Agreement, and (c) deliver to the Administrative Agent such other documents, agreements and instruments as the Administrative Agent shall require in connection with the German Share Pledge Agreement, including, upon request of the Administrative Agent, favorable opinions of counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.
(b)    The Company shall, within thirty (30) days of the Closing Date (or such longer period of time as is agreed to by the Administrative Agent in its sole discretion), to the extent Stig has not been dissolved on or prior to such date in a transaction permitted pursuant to Section 7.03(a)(iv), cause Stig to become a Guarantor hereunder by way of execution of a Joinder Agreement and, in connection with the foregoing, deliver to the Administrative Agent substantially the same documentation as is required pursuant to Sections 4.01(b), (f), (g), and (n), Section 6.13, and, to the extent requested by the Administrative Agent, customary opinions of counsel, and such other deliveries reasonably deemed necessary in connection therewith, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(c)    The Company shall, within thirty (30) days of the Closing Date (or such longer period of time as is agreed by the Administrative Agent in its sole discretion), deliver to the Administrative Agent endorsements of insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent.
ARTICLE VII

NEGATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to:
7.01    Indebtedness.
Directly or indirectly create, incur, assume or suffer to exist any Indebtedness, except:

Exhibit 10.1

(a)    (i) Indebtedness under the Loan Documents; and (ii) to the extent constituting Indebtedness, obligations existing or arising under any Secured Cash Management Agreement entered into in the ordinary course of business;
(b)    obligations (contingent or otherwise) existing or arising under any Swap Contract permitted pursuant to Section 7.07;
(c)    Indebtedness with respect to the existing American Express credit card facility of the Company in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;
(d)    Indebtedness existing on the Closing Date and set forth in Schedule 7.01, and any Permitted Refinancing thereof;
(e)    intercompany Indebtedness permitted under Section 7.04(e) (“Intercompany Debt”); provided, that, in the case of Intercompany Debt owing by a Domestic Loan Party to any Subsidiary that is not a Domestic Loan Party, (i) such Intercompany Debt shall be subordinated to the Secured Obligations in a manner and to the extent reasonably acceptable to the Administrative Agent, and (ii) such Intercompany Debt shall not be prepaid unless no Default exists immediately prior to and after giving effect to such prepayment;
(f)    Guarantees with respect to Indebtedness of any Domestic Loan Party permitted under this Section 7.01; provided, that, if the Indebtedness being Guaranteed is subordinated to the Secured Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Secured Parties as those contained in the subordination of such Indebtedness;
(g)    Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including obligations with respect to Capitalized Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing thereof; provided, that, (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, and (ii) the aggregate principal amount of such Indebtedness shall not exceed $2,000,000 at any time outstanding;
(h)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(i)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(j)    Subordinated Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding; provided, that, such Subordinated Indebtedness shall be subordinated to the Secured Obligations pursuant to a Subordination Agreement;
(k)    Indebtedness of any Target acquired after the Closing Date in a Permitted Acquisition, or Indebtedness with respect to any assets acquired after the Closing Date in a Permitted Acquisition, and any Permitted Refinancing thereof; provided, that, (i) such Indebtedness existed at the time of such Permitted Acquisition and was not created or incurred in contemplation thereof,

Exhibit 10.1

and (ii) the aggregate principal amount of such Indebtedness shall not exceed $500,000 at any time outstanding;
(l)    (i) Earn Out Obligations incurred by the Loan Parties in connection with the Acquisition of Initech, LLC (Growlr) in an aggregate principal amount not to exceed $2,000,000 at any time outstanding; and (ii) additional Earn Out Obligations incurred by any Domestic Loan Party in connection with any Permitted Acquisition in an aggregate principal amount not exceed $3,000,000 at any time outstanding; and
(m)    other unsecured Indebtedness in an aggregate principal amount not exceeding $1,000,000 at any time outstanding.
7.02    Liens.
Directly or indirectly create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues (including accounts), whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
(a)    Liens created pursuant to any Loan Document;
(b)    Permitted Encumbrances;
(c)    any Lien on the property or assets of any Loan Party or any Subsidiary existing on the Closing Date and set forth in Schedule 7.02; provided, that, (i) such Lien shall not apply to any other property or asset of such Loan Party or such Subsidiary or to any property or asset of any other Loan Party or any other Subsidiary, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)    Liens on fixed or capital assets acquired, constructed or improved by any Loan Party or any Subsidiary; provided, that, (i) such Liens secure Indebtedness permitted pursuant to Section 7.01(g), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed one hundred percent (100%) of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such Liens shall not apply to any other property or assets of any Loan Party or any Subsidiary;
(e)    any Lien existing on any property or asset (other than accounts and inventory) of a Target acquired after the Closing Date in a Permitted Acquisition, and any Lien existing on any property or asset (other than accounts and inventory) acquired after the Closing Date in a Permitted Acquisition; provided, that, (i) such Liens secure Indebtedness permitted pursuant to Section 7.01(k), (ii) such Lien was not created or incurred in contemplation of, or in connection with, such Permitted Acquisition, and (iii) such Lien does not apply to any other property or assets of any Loan Party or any Subsidiary;
(f)    Liens of a collecting bank arising in the ordinary course of business under Section 4 208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
(g)    Liens arising out of Sale and Leaseback Transactions permitted pursuant to Section 7.06;

Exhibit 10.1

(h)    Liens granted by a Subsidiary that is not a Domestic Loan Party in favor of a Domestic Loan Party to secure Intercompany Debt permitted pursuant to Section 7.01(e);
(i)    Liens arising from UCC financing statement filings solely as a precautionary measure in connection with operating leases or consignment of goods; and
(j)    other Liens not otherwise permitted by this Section 7.02, so long as neither (i) the aggregate principal amount of the Indebtedness and other obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto, exceeds $1,000,000 at any time outstanding;
provided, further, that, none of the Liens permitted pursuant to this Section 7.02 may at any time attach to any Domestic Loan Party’s accounts, other than those Liens permitted under clause (a) of the definition of Permitted Encumbrances and Section 7.02(a).
7.03    Fundamental Changes.
(a)    Directly or indirectly merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing: (i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving Person; provided, that, if a Designated Borrower merges into the Company in a transaction in which the Company is the surviving Person, the Company shall expressly assume all of the Secured Obligations of such Designated Borrower in a manner satisfactory to, and pursuant to documentation satisfactory to, the Administrative Agent; (ii) any Designated Borrower may merge into any other Designated Borrower in a transaction in which a Designated Borrower is the surviving Person; provided, that, in any such transaction, the Designated Borrower that is the surviving Person of such transaction shall expressly assume all of the Secured Obligations of the Designated Borrower that mergers into such Designated Borrower in a manner satisfactory to, and pursuant to documentation satisfactory to, the Administrative Agent; (iii) any Domestic Loan Party (other than any Borrower) may merge into any other Domestic Loan Party in a transaction in which the surviving Person is a Domestic Loan Party; and (iv) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided, that, (A) any such merger involving a Person that is not a Wholly Owned Subsidiary of the Company immediately prior to such merger shall not be permitted unless also permitted by Section 7.04, and (B) any such dissolution of Stig shall only be permitted if (1) such dissolution occurs within thirty (30) days of the Closing Date (or such longer period of time as the Administrative Agent may agree in its sole discretion), (2) the assets of Stig shall be transferred to a Domestic Loan Party, and (3) a Responsible Officer of the Company shall have delivered to the Administrative Agent a certificate certifying as to the satisfaction of the conditions set forth in clauses (1) and (2) above and attaching evidence of such dissolution.
(b)    Engage in any business other than a Permitted Business.
(c)    Change its fiscal year or any fiscal quarter from the basis in effect on the Closing Date.
(d)    Change the accounting basis upon which its financial statements are prepared.

Exhibit 10.1

(e)    Change the tax filing elections it has made under the Code.
(f)    Amend any of its Organization Documents in any manner that is materially adverse to the Lenders.
(g)    Without providing ten (10) days prior written notice to the Administrative Agent (or such shorter period of time as agreed to by the Administrative Agent in its sole discretion), change its legal name, state of organization, or form of organization.
7.04    Investments.
Directly or indirectly make or hold any Investments, except:
(a)    Permitted Acquisitions;
(b)    Permitted Investments;
(c)    Investments in existence on the Closing Date and described in Schedule 7.04;
(d)    Investments (other than intercompany loans) by: (i) the Company and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date; (ii) the Company or any Subsidiary in any Person that is a Domestic Loan Party prior to giving effect to such Investment; (iii) any Designated Borrower in any other Designated Borrower; (iv) any Subsidiary that is not a Domestic Loan Party (other than any Designated Borrower) in any other Subsidiary that is not a Domestic Loan Party; and (v) any Loan Party in any Subsidiary that is not a Domestic Loan Party, so long as the aggregate amount of such Investments permitted by this Section 7.04(d)(v) do not exceed $1,000,000 at any time outstanding;
(e)    Investments in the form of intercompany loans; provided, that, (i) the amount of such loans made by a Domestic Loan Party to any Subsidiary that is not a Domestic Loan Party shall not exceed $1,000,000 at any time outstanding, and (ii) the amount of such loans made by any Subsidiary that is not a Loan Party to any Domestic Subsidiary shall not exceed $10,000,000 at any time outstanding;
(f)    loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $250,000 in the aggregate at any one time outstanding;
(g)    notes payable, or stock or other securities issued by account debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business, consistent with past practices;
(h)    Investments in the form of Swap Contracts permitted pursuant to Section 7.07;
(i)    Investments of any Target acquired after the Closing Date in a Permitted Acquisition, so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or in contemplation of such Permitted Acquisition;

Exhibit 10.1

(j)    Investments received in connection with any Disposition permitted pursuant to Section 7.05;
(k)    Investments constituting deposits described in clauses (d) and (e) of the definition of “Permitted Encumbrances;” and
(l)    other Investments (other than any Acquisition); provided, that, (i) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or would result therefrom, and (ii) the aggregate amount of all such Investments shall not exceed $5,000,000 at any time outstanding.
7.05    Dispositions.
Directly or indirectly make any Disposition, except for:
(a)    Sale and Leaseback Transactions permitted pursuant to Section 7.06; and
(b)    Permitted Transfers.
7.06    Sale and Leaseback Transactions.
Directly or indirectly enter into any Sale and Leaseback Transaction, except for any sale of any fixed or capital assets by any Loan Party or any Subsidiary that is made for cash consideration in an amount not less than the fair market value of such fixed or capital assets and is consummated within ninety (90) days after such Loan Party or such Subsidiary acquires or completes the construction of such fixed or capital asset.
7.07    Swap Contracts.
Directly or indirectly enter into any Swap Contract, except for (a) Swap Contracts entered into to hedge or mitigate risks to which any Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Loan Party or any Subsidiary), and (b) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party or any Subsidiary.
7.08    Restricted Payments; Certain Payments of Indebtedness.
(a)    Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(i)    each Subsidiary may declare and make dividend payments or other distributions to the Company and to any Subsidiary that owns Equity Interests of such Subsidiary (and, in the case of a dividend or other distribution by a Non-Wholly Owned Subsidiary, to the Company or other Subsidiary and to each other owner of Equity Interests of such Non-Wholly Owned Subsidiary ratably based on their relative ownership interests);
(ii)    the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common Equity Interests of such Person; and

Exhibit 10.1

(iii)    the Company may make any Restricted Payment; provided, that, (A) no Default has occurred and is continuing or would result therefrom, (B) upon giving Pro Forma Effect to any such Restricted Payment, (1) Liquidity shall be at least $15,000,000, and (2) the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end of the Company for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and (C) the aggregate amount of all such Restricted Payments in any fiscal year of the Company shall not exceed $15,000,000 (provided, further, that, if, as of any date of determination, for the Measurement Period most recently ended on or prior to such date, the Consolidated Total Leverage Ratio for such Measurement Period is less than or equal to 1.00 to 1.0, the aggregate amount of all such Restricted Payments in any fiscal year of the Company shall not exceed $30,000,000).
(b)    Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except for:
(i)    the payment of Indebtedness created under the Loan Documents;
(ii)    the payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted pursuant to Section 7.01, other than payments in respect of the Subordinated Indebtedness prohibited by the Subordination Agreement entered into in connection therewith;
(iii)    Permitted Refinancings permitted pursuant to Section 7.01;
(iv)    the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, to the extent such sale or transfer is permitted pursuant to Section 7.05; and
(v)    optional prepayments of Intercompany Debt permitted pursuant to Section 7.01(e); provided, that, such optional prepayments shall only be permitted to the extent no Default exists immediately prior to and after giving effect to any such prepayment.
7.09    Transactions with Affiliates.
Directly or indirectly sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business, and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among the Loan Parties not involving any other Affiliate, (c) transactions expressly permitted by Section 7.01, Section 7.04 or Section 7.08 (in each case, other than by reference to this Section 7.09 (or any subclause hereof)), (d) the payment of reasonable fees to directors of such Loan Party or such Subsidiary who are not employees of such Loan Party or such Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of such Loan Party or such Subsidiary in the ordinary course of business, and (e) any issuances of securities or other payments, awards or grants in cash,

Exhibit 10.1

securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s Board of Directors.
7.10    Restrictive Agreements.
Directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of such Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to any Loan Party or any other Subsidiary or to Guarantee Indebtedness of any Loan Party or any other Subsidiary; provided, that, (i) the foregoing shall not apply to restrictions and conditions imposed by any Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date and set forth on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, so long as such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
7.11    Financial Covenants.
(a)    Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Company to be greater than 2.25 to 1.0; provided, that, upon the occurrence of a Qualified Acquisition, for each of the four (4) fiscal quarters of the Company immediately following such Qualified Acquisition (such period of increase, the “Leverage Increase Period”), the ratio set forth above shall be increased to 2.50 to 1.0; provided, further, that, (i) there shall be no more than two (2) Leverage Increase Periods during the term of this Agreement, (ii) no more than one (1) Leverage Increase Period shall be in effect at any time, (iii) for at least one (1) fiscal quarter of the Company immediately following each Leverage Increase Period, the Consolidated Total Leverage Ratio as of the end of such fiscal quarter shall not be greater than 2.25 to 1.0 prior to giving effect to another Leverage Increase Period, and (iv) each Leverage Increase Period shall only apply with respect to the calculation of the Consolidated Total Leverage Ratio for purposes of determining compliance with this Section 7.11(a) as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Company and for purposes of any Qualified Acquisition Pro Forma Calculation.
(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Company to be less than 1.25 to 1.0.
7.12    Use of Proceeds.
Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Exhibit 10.1

7.13    Amendment of Material Documents.
Directly or indirectly amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, or (b) any other material agreement to which such Loan Party or such Subsidiary is a party, in each case, to the extent any such amendment, modification or waiver would be adverse to the Lenders.
7.14    Sanctions.
Directly or indirectly use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender, or otherwise) of Sanctions.
7.15    Anti-Corruption Laws.
Directly or indirectly use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default.
Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made; provided, that, any representation or warranty which is subject to any materiality qualifier shall be required to be correct without giving effect to materiality; or
(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(a), Section 6.03 (with respect to any Loan Party’s existence), Section 6.08 or Article VII; or

Exhibit 10.1

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues un-remedied for a period of (i) ten (10) days after the earlier of any Loan Party’s knowledge of such failure and notice from the Administrative Agent (which notice may be given at the request of any Lender), if such failure relates to the terms or provisions of Section 6.01, Section 6.02 (other than Section 6.02(a)), Section 6.03 (other than with respect to any Loan Party’s existence), Section 6.04, Section 6.05, Section 6.06, Section 6.07, Section 6.10 or Section 6.15, or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such failure and notice from the Administrative Agent (which notice may be given at the request of any Lender), if such failure relates to any other terms or provisions of this Agreement; or
(e)    Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that, this Section 8.01(e)(i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 7.05; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract), or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for forty-five (45) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for forty-five (45) days, or an order for relief is entered in any such proceeding; or

Exhibit 10.1

(g)    Inability to Pay Debts. Any Loan Party or any Subsidiary becomes unable, admits in writing its inability, or publicly declares its intention not to, or fails generally, to pay its debts as they become due; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(j)    Change of Control. A Change of Control shall occur; or
(k)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or
(l)    Collateral Documents. Except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien; or
(m)    Forfeiture of Property. Any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party; or
(n)    Subordinated Indebtedness; Subordination. (i)(A) There shall occur an “Event of Default” (or any comparable term, however designated) under any document governing any Subordinated Indebtedness, or (B) any holder of any Subordinated Indebtedness shall demand payment or prepayment of principal or interest, in each case, of such Subordinated Indebtedness or otherwise demand that such Subordinated Indebtedness be redeemed, purchased, defeased or otherwise satisfied in any manner, in any case in violation of the Subordination Agreement applicable to such Subordinated Indebtedness; or (ii) any of the subordination, standstill, payover and insolvency related provisions of any document governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (iii) any Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness,

Exhibit 10.1

validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the other Secured Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by the Administrative Agent (with the approval of requisite Appropriate Lenders (in their sole discretion) as determined in accordance with Section 11.01); and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Appropriate Lenders or by the Administrative Agent with the approval of the requisite Appropriate Lenders, as required hereunder in Section 11.01.
8.02    Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or equity;
provided, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any

Exhibit 10.1

amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under the Secured Hedge Agreements and the Secured Cash Management Agreements and to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.14, in each case ratably among the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.03 and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or the applicable Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Exhibit 10.1

ARTICLE IX

ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
(a)    Appointment. Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to execute and deliver, and enter into on its behalf, any Subordination Agreement and hereby agrees to be bound by the terms and provisions thereof as if such Person were a direct signatory thereto.
(b)    Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Domestic Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
(c)    Release of Restrictions. For all purposes of this Agreement and the other Loan Documents (including for the purposes of this Section 9.01), each of the Lenders (for the purpose of this Section 9.01(c), for the avoidance of doubt, as the case may be, including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby releases the Administrative Agent (for the purpose of this Section 9.01(c), for the avoidance of doubt, including in its capacity as “collateral agent”) from the restrictions (to the extent such restrictions would otherwise apply) on self-dealing and multi representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) applicable to it pursuant to any other applicable law, in each case to the extent legally possible for such Lender and the L/C Issuer. Each of the Lenders and the L/C Issuer, which, for whatever reason, cannot grant a release from the restrictions of self-dealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) shall inform the Administrative Agent accordingly

Exhibit 10.1

and, upon reasonable request of the Administrative Agent, either act in accordance with the terms of the Loan Documents as required pursuant to the Loan Documents or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch). For the avoidance of doubt, if and to the extent that the Administrative Agent is authorized to sub-delegate (by power of attorney or otherwise) any powers granted to it pursuant to the Loan Documents (or any of them), this shall extend to include such exemption from the restrictions on self-dealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) pursuant to any other applicable laws (in each case to the extent legally possible for such Lender and the L/C Issuer).
9.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
9.03    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Exhibit 10.1

(b)    Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.
(c)    Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

Exhibit 10.1

9.05    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent.
(a)    Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as

Exhibit 10.1

Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date (as applicable)), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06(c)). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent, and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties, and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    L/C Issuer and Swingline Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as the L/C Issuer and the Swingline Lender. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Revolving Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03. If Bank of America resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own

Exhibit 10.1

decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or the L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim; Credit Bidding.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03, 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code

Exhibit 10.1

of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01). and (C) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10    Collateral and Guaranty Matters.
Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;
(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(d); and
(c)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its

Exhibit 10.1

obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11    Secured Cash Management Agreements and Secured Hedge Agreements.
Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or the applicable Hedge Bank, as the case may be; provided, that, notwithstanding the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.
9.12    ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect

Exhibit 10.1

to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless Section 9.12(a)(i) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in Section 9.12(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).
9.13    German Security Property.
(a)    Unless to the extent expressly provided to the contrary, the Administrative Agent shall with respect to any Collateral Documents governed by German law (including the German Share Pledge Agreement) (together, the “German Collateral Documents”) and the transaction security created or expressed to be created thereunder (together, the “German Security Property”): (i) hold and administer any German Security Property which is security assigned (Sicherungs¬eigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht-akzessorische Sicherheit) to it as trustee and as agent for the benefit of the Secured Parties; (ii) administer any German Security Property which is pledged (Verpfändung) or otherwise transferred to the Administrative Agent and/or any other Secured Party under an accessory security right (akzessorische Sicherheit); (iii) act in relation to any German Security Property referred to under clauses (i) and (ii) above in accordance with the terms of this Agreement and the relevant German Collateral Documents and apply all payments and other benefits received by it under the German Collateral Documents in accordance with the terms of this Agreement and the relevant German Collateral Documents.
(b)    Each Secured Party (other than the Administrative Agent) ratifies and approves all acts and declarations previously done by the Administrative Agent on such Secured Party’s behalf

Exhibit 10.1

(including, for the avoidance of doubt, the declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party as future pledgee or otherwise).
(c)    Each Secured Party hereby authorizes the Administrative Agent (whether or not by or through employees or agents) and grants power of attorney (Vollmacht) to the Administrative Agent: (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Administrative Agent under the German Collateral Documents together with such powers and discretions as are reasonably incidental thereto; (ii) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Documents, including the release, cancellation or termination of any collateral under the German Collateral Documents; (iii) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party under or in connection with the German Collateral Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security; and (iv) to take all other actions and measures which the Administrative Agent deems necessary or desirable in connection with this Agreement, the German Collateral Documents or any German Security Property, including to realize and enforce the German Security Property in accordance with the relevant provisions of this Agreement and the German Collateral Documents.
(d)    The Administrative Agent accepts its appointment as agent and administrator of the Germany Security Property on the terms and subject to the conditions set out in this Agreement.
(e)    For the avoidance of doubt, Section 9.01(c) applies to this Section 9.13.
ARTICLE X

CONTINUING GUARANTY
10.01    Guaranty.
Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Loan Party under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured

Exhibit 10.1

Obligations. This Guaranty shall not be affected by the illegality, genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
10.02    Rights of Lenders.
Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
10.03    Certain Waivers.
Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Company or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Company or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Company or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Company or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; (f) any defense arising by reason of any change in the corporate existence, structure or ownership of any Loan Party; and (g) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.
10.04    Obligations Independent.
The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Company or any other person or entity is joined as a party.

Exhibit 10.1

10.05    Subrogation.
No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.
10.06    Termination; Reinstatement.
This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of a Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.
10.07    Stay of Acceleration.
If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or a Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.
10.08    Condition of Borrowers.
Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of any Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
10.09    Appointment of Company.
Each of the Loan Parties hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Loan Parties as the Company deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, the L/C Issuer or a

Exhibit 10.1

Lender to the Company shall be deemed delivered to each Loan Party, and (c) the Administrative Agent, the L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Loan Parties.
10.10    Right of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.
10.11    Keepwell.
Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE XI

MISCELLANEOUS
11.01    Amendments, Etc.
Subject to Section 3.03(c), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:
(a)    extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension of or increase in any Commitment of any Lender);
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

Exhibit 10.1

(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the final proviso to this Section 11.01) any fees or other amounts payable to any Lender hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, that, only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate, or (ii) any financial covenant hereunder (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(d)    (i) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or (ii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender;
(e)    (i) change any provision of this Section 11.01 or the definition of “Required Lenders” without the written consent of each Lender, or (ii) change the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;
(f)    release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender;
(g)    release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(h)    release the Company or permit the Company to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the written consent of each Lender;
(i)    release any Designated Borrower or permit any Designated Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the written consent of each Lender, except in connection with a merger or consolidation permitted pursuant to Section 7.03(a) or a Disposition permitted pursuant to Section 7.05; or
(j)    amend Section 1.09 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby;
provided, further, that, notwithstanding anything herein to the contrary: (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable

Exhibit 10.1

Lenders other than Defaulting Lenders), except that (A) any Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (vi) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; (vii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; (viii) in order to implement any Incremental Facility in accordance with Section 2.02(g), this Agreement and any other Loan Document may be amended for such purpose (but solely to the extent necessary to implement such Incremental Facility and otherwise in accordance with Section 2.02(g)) by the Loan Parties, the Administrative Agent and each lender providing a portion of such Incremental Facility; (ix) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, each Borrower, the other Loan Parties and the relevant Lenders providing such additional credit facilities (A) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, and (B) to change, modify or alter Section 2.12(f), Section 2.13 or Section 8.03 or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this clause (ix); (x) to the extent permitted pursuant to Section 1.09, this Agreement may be amended to amend the definition of “Alternative Currency” or “Eurocurrency Rate” solely to add additional currency options and the applicable interest rate with respect thereto with the written consent of the Administrative Agent, the L/C Issuer, and each Borrower; (xi) this Agreement may be amended by each Borrower, the applicable Applicant Borrower, and the Administrative Agent to add such provisions as are deemed necessary, in the sole discretion of the Administrative Agent, to facilitate the addition of any Designated Borrower designated pursuant to Section 2.16; (xii) if following the Closing Date, the Administrative Agent and the Company shall have jointly identified an inconsistency, obvious error or omission, in each case, of a technical or immaterial nature, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; and (xiii) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitments or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
11.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-

Exhibit 10.1

mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Company or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and
(ii)    if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b) shall be effective as provided in Section 11.02(b).
(b)    Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent); provided, that, the foregoing shall not apply to notices to any Lender, the Swingline Lender or the L/C Issuer pursuant to Article II if such Lender, the Swingline Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent, the Swingline Lender, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY

Exhibit 10.1

OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Company, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notices of Loan Prepayment, and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy,

Exhibit 10.1

power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the L/C Issuer or the Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursement of counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement,

Exhibit 10.1

any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(d), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 11.04(a) or Section 11.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications,

Exhibit 10.1

electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, and the Facility Termination Date.
11.05    Payments Set Aside.
To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency for such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the Facility Termination Date and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

Exhibit 10.1

(i)    Minimum Amounts.
(A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.
(B)    In any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of any Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this Section 11.06(b)(ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans, or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

Exhibit 10.1

(C)    the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 11.06(b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.

Exhibit 10.1

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b); provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b), and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such

Exhibit 10.1

Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 11.06(b), Bank of America may, (i) upon thirty (30) days’ notice to the Administrative Agent, the Company and the Lenders, resign as the L/C Issuer, and/or (ii) upon thirty (30) days’ notice to the Company, resign as the Swingline Lender. In the event of any such resignation as the L/C Issuer or the Swingline Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, that, no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as the L/C Issuer or the Swingline Lender, as the case may be. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03). If Bank of America resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Exhibit 10.1

11.07    Treatment of Certain Information; Confidentiality.
(a)    Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.02(g), or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder, (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the L/C Issuer and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders, or (C) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii) with the consent of the Company or to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.07, or (B) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, or (ix) is independently discovered or developed by a party hereto without utilizing any Information received from the Company or violating the terms of this Section 11.07. For purposes of this Section 11.07, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided, that, in the case of information received from the Company or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
(b)    Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information, and (iii) it will handle such material

Exhibit 10.1

non-public information in accordance with applicable Law, including United States federal and state securities Laws.
(c)    Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
(d)    Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.
11.08    Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15, and pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have under applicable Law. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the

Exhibit 10.1

interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness.
This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
11.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12    Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Exhibit 10.1

11.13    Replacement of Lenders.
If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then, in each case, the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:
(a)    the Company shall have paid (or caused the applicable Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee, and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 11.13 to the contrary, (A) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to the L/C Issuer) have been made with respect to such outstanding Letter of Credit, and (B) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

Exhibit 10.1

11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.14(b). EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY

Exhibit 10.1

PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16    Subordination.
Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under the Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that, in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.16, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.
11.17    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates (including BofA Securities), and the Arrangers and the Lenders and their Affiliates (collectively, solely for purposes of this Section 11.17, the “Lenders”), on the other hand, (ii) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and its Affiliates (including BofA

Exhibit 10.1

Securities) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Company, any other Loan Party or any of their respective Affiliates, or any other Person, and (ii) neither the Administrative Agent, any of its Affiliates (including BofA Securities) nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates (including BofA Securities) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates (including BofA Securities) nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates (including BofA Securities) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
11.18    Electronic Execution; Electronic Records.
(a)    The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
(b)    The Company hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Company, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s or such Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.
11.19    USA PATRIOT Act Notice.
Each Lender that is subject to the PATRIOT Act, the L/C Issuer and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information

Exhibit 10.1

includes the name and address of each Loan Party and other information that will allow such Lender, the L/C Issuer or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Loan Parties agree to, promptly following a request by the Administrative Agent, the L/C Issuer or any Lender, provide all such other documentation and information that the Administrative Agent, the L/C Issuer or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
11.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Solely to the extent any Lender or the L/C Issuer that is an EEA Financial Institution is a party to this Agreement, and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or the L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or the L/C Issuer that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
11.21    Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

Exhibit 10.1

11.22    Acknowledgement Regarding Any Supported QFC.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
11.23    Limitation on Liability of Designated Borrowers.
It is the intent of the parties, and the parties hereby agree that, notwithstanding any provision of this Agreement or any other Loan Document to the contrary, (a) no Designated Borrower shall be liable for any Secured Obligations of any Domestic Loan Party or any other Domestic Subsidiary, and (b) the Secured Obligations of the Designated Borrowers shall be joint and several in nature (unless such joint and several liability (i) shall result in adverse tax consequences to any such Designated Borrower, or (ii) is not permitted by any Law applicable to such Designated Borrower) regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent, the L/C Issuer, or any Lender accounts for such Credit Extensions on its books and records.
11.24    Parallel Debt.
(a)    Notwithstanding any other provision in any Loan Document to the contrary, each Loan Party hereby undertakes, by way of an abstract acknowledgement of debt and as an independent payment obligation, to pay to the Administrative Agent, as a creditor in its own right and not as a representative of other Secured Parties, all and any amounts which are owed by such Loan Party under or in connection with the Loan Documents to the Secured Parties from time to time (“Parallel Debt”, abstraktes Schuldanerkenntnis) as and when any of such amounts fall due for payment under the relevant Loan Document.

Exhibit 10.1

(b)    The Administrative Agent shall have an independent right to demand payment of the Parallel Debt.
(c)    Any amount due and payable by a Loan Party to the Administrative Agent under this Section 11.24 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the Parallel Debt. Accordingly, the aggregate amount receivable and received by the Secured Parties shall at no time exceed the aggregate amount due and payable under the provisions of the Loan Documents (other than under this Section 11.24).
(d)    The rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 11.24.
(e)    Notwithstanding the foregoing, any payment under the Loan Documents shall be made to the relevant Secured Party as set out in the respective Loan Document, unless expressly stated otherwise in that Loan Document or unless the relevant Secured Party directs such payment to be made to the Administrative Agent.
(f)    The Administrative Agent shall be entitled to transfer its rights and obligations under this Section 11.24 to any successor Administrative Agent. The Loan Parties and the Secured Parties hereby agree to such transfer. Further, the consent of any Loan Party or any Secured Party shall not be necessary to such transfer.
11.25    ENTIRE AGREEMENT.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
COMPANY:                THE MEET GROUP, INC.,
a Delaware corporation
By: /s/ James Bugden
Name: James Bugden
Title: Chief Financial Officer
GUARANTORS:            SKOUT, LLC,
a Delaware limited liability company
By: /s/ James Bugden
Name: James Bugden
Title: Chief Financial Officer
IFWE INC.,
a Delaware corporation
By: /s/ James Bugden
Name: James Bugden
Title: Chief Financial Officer
INITECH, LLC,
a Washington limited liability company
By: /s/ James Bugden
Name: James Bugden
Title: Chief Financial Officer
HI5 INC.,
a Delaware corporation
By: /s/ James Bugden
Name: James Bugden
Title: Chief Financial Officer
COLLECTED LABS LLC,
a Delaware limited liability company
By: /s/ James Bugden
Name: James Bugden
Title: Chief Financial Officer

THE MEET GROUP, INC.
CREDIT AGREEMENT

Exhibit 10.1

ADMINISTRATIVE AGENT:        BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ Elizabeth Uribe
Name: Elizabeth Uribe
Title: Assistant Vice President

THE MEET GROUP, INC.
CREDIT AGREEMENT

Exhibit 10.1

LENDERS:                BANK OF AMERICA, N.A.,
as a Lender, the Swingline Lender, and the L/C Issuer
By: /s/ Kevin Dobosz
Name: Kevin Dobosz
Title: Senior Vice President

THE MEET GROUP, INC.
CREDIT AGREEMENT

Exhibit 10.1

JPMORGAN CHASE BANK, N.A.,
as a Lender
By: /s/ Eleftherios Karsos
Name: Eleftherios Karsos
Title: Authorized Officer

THE MEET GROUP, INC.
CREDIT AGREEMENT

Exhibit 10.1

SILICON VALLEY BANK,
as a Lender
By: /s/ Ryan Aberdale
Name: Ryan Aberdale
Title: Vice President

THE MEET GROUP, INC.
CREDIT AGREEMENT

Exhibit 10.1

KEYBANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Robert Bauer
Name: Robert Bauer
Title: Enterprise Banker

THE MEET GROUP, INC.
CREDIT AGREEMENT